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Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NORTEK, INC.
at
$86.00 Per Share
by
NEVADA CORP.
an indirect wholly owned subsidiary of
MELROSE INDUSTRIES PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 2:00 A.M., NEW YORK CITY TIME, ON AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of July 6, 2016, by and among Melrose Industries PLC ("Parent"), a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales, Nevada Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Parent, and Nortek, Inc. (the "Company" or "Nortek"), a Delaware corporation (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement").

        The Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of the Company at a price per Share of $86.00 in cash (the "Offer Price"), without interest, subject to any withholding of taxes required by applicable law.

        Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, it is intended that, promptly following consummation of the Offer, the Purchaser will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent. Each of Parent, the Purchaser and the Company will take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable after consummation of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware ("DGCL").

        At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any withholding of taxes required by applicable law, except as provided in the Merger Agreement with respect to Shares owned by Parent or the Purchaser or held in treasury by the Company or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of the DGCL (see Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights").

        Under no circumstances will interest be paid either with respect to the purchase of Shares pursuant to the Offer or upon conversion of Shares into the right to receive an amount of cash equal to the Offer Price in the Merger (which, in either case, may be reduced by any withholding of taxes required by applicable law), regardless of any extension of the Offer or any delay in making payment for Shares or consummating the Offer or the Merger.

THE BOARD OF DIRECTORS OF NORTEK UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

        THE BOARD OF DIRECTORS OF NORTEK HAS UNANIMOUSLY (1) DECLARED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING

THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, (2) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, IN ACCORDANCE WITH THE REQUIREMENTS OF THE DGCL, AND (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO US PURSUANT TO THE OFFER.

        The Offer is not subject to any financing condition. However, the Offer is subject to various other conditions, including (i) there being validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer a number of Shares (excluding all shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered, as further described in this Offer to Purchase) that, together with the number of Shares (if any) then owned by Parent or any of its subsidiaries, represents at least a majority of the Shares then outstanding (collectively, the "Minimum Condition"), (ii) the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition"), (iii) the applicable waiting period under (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, and (b) the federal Competition Act of Canada, having expired or been terminated (which condition has already been satisfied), (iv) Parent's shareholders approving at a duly called meeting (a) the acquisition of the Company for purposes of the United Kingdom stock exchange listing rules, (b) the creation and authorization of the issuance of ordinary shares of Parent for purposes of Parent's rights issue of its ordinary shares to its shareholders and (c) the authorization of Parent to cancel the listing of Parent's shares on the premium listing segment and to re-admit the listing of such shares on the standard listing segment with respect to the trading of Parent's shares on the London Stock Exchange, (v) the admission of new Parent shares to be issued in connection with Parent's rights issue to trading, nil paid, on the London Stock Exchange, (vi) no circumstance occurring that would prevent Parent's ordinary shares from being readmitted for trading on the London Stock Exchange contemporaneously with the Purchaser's obligation to accept and pay for validly tendered Shares in the Offer, and (vii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in Section 15—"Conditions to the Offer." See Section 15—"Conditions to the Offer" and Section 17—"Certain Legal Matters; Regulatory Approvals."

        Certain stockholders of the Company who collectively owned approximately 68.7% of the outstanding Shares as of July 5, 2016, have each entered into a tender and support agreement with Parent and the Purchaser, pursuant to which they have agreed to, among other things, tender their Shares into the Offer. The stockholders party to the tender and support agreements have agreed not to withdraw their tendered Shares from the Offer and to comply with certain restrictions on the disposition of their Shares, subject to the terms and conditions contained in the tender and support agreements. Because stockholders holding in excess of 50% of the outstanding Shares have agreed to tender their Shares in the Offer, the Minimum Condition will be satisfied regardless of whether or not other stockholders tender their Shares in the Offer. See Section 11—"The Merger Agreement; Other Agreements—Other Agreements—Tender and Support Agreements."

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (866) 796-7179
Email: ntk@dfking.com

July 8, 2016

 IMPORTANT

        If you desire to tender all or any portion of your Shares to the Purchaser pursuant to the Offer, prior to the Expiration Date:

  •
  If you are a record holder (i.e., you have a stock certificate or you hold Shares directly in your name in book-entry form in an account with the Company's transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal, and send it, together with any certificate representing your Shares and any other required documents, to the Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the "Depositary"). These materials must reach the Depositary prior to the expiration of the Offer. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details.

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc., the information agent for the Offer, toll free, at (866) 796-7179 for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to the Purchaser pursuant to the Offer.

*****

        Questions and requests for assistance may be directed to the information agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the information agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. Copies of these materials may also be found at the website maintained by the United States Securities and Exchange Commission at www.sec.gov.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

 SUMMARY TERM SHEET

        The following are some questions that you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase"). It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (as it may be amended or supplemented from time to time the "Letter of Transmittal"). The Offer to Purchase and Letter of Transmittal collectively constitute the "Offer."

        To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our information agent (the "Information Agent"), at its address and telephone number set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to the Purchaser or Parent, as appropriate.

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Nortek, Inc., a Delaware corporation (the "Company" or "Nortek").
Price Offered Per Share:	$86.00 per Share in cash (the "Offer Price"), without interest, subject to any withholding of taxes required by applicable law.
Scheduled Expiration Time:	The offer and withdrawal rights will expire at 2:00 a.m., Eastern time, on August 31, 2016, unless the Offer is extended or terminated.
The Purchaser:

Nevada Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Melrose Industries PLC ("Parent"), a public limited company organized under the laws of the United Kingdom and registered in England and Wales.

Nortek Board Recommendation:	The Board of Directors of the Company has unanimously recommended that the Company's stockholders accept the Offer and tender all their Shares to the Purchaser pursuant to the Offer.
Tender and Support Agreements from Certain Stockholders of the Company:	Certain stockholders of the Company who collectively own approximately 68.7% of the outstanding Shares, as of July 5, 2016, have agreed to, among other things, tender their Shares into the Offer.

Who is offering to buy my Shares?

        Our name is Nevada Corp. We are an indirect wholly owned subsidiary of Melrose Industries PLC, a company organized under the laws of the United Kingdom and registered in England and Wales. We are a Delaware corporation formed for the purpose of making this tender offer for all outstanding Shares and thereafter, pursuant to the Agreement and Plan of Merger, dated July 6, 2016, by and among Parent, the Company and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement"), merging with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. To date, we have not carried on any activities other than those related to our formation and the Merger Agreement, including making

i

this Offer. See the "Introduction" and Section 8—"Certain Information Concerning Parent and the Purchaser."

How many Shares are you offering to purchase in the Offer?

        We are making the Offer to purchase all outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, the Company while allowing the Company's shareholders, by tendering their Shares into the Offer, an opportunity to receive the Offer Price promptly following our acceptance of such Shares pursuant to the Offer. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we and the Company have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent. See Section 12—"Purpose of the Offer; Plans for the Company."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $86.00 per Share in cash, without interest, subject to any withholding of taxes required by applicable law.

        If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What does the Company's Board think about the Offer?

        The Board of Directors of the Company has unanimously:

  •
  declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders;

  •
  approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; and

  •
  recommended that the Company's stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

        See the "Introduction" and Section 12—"Purpose of the Offer; Plans for the Company." The Company will file with the Securities and Exchange Commission (the "SEC") and mail to its stockholders its Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") recommending that the Company's stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined below) a number of Shares (excluding all shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered, as further described in this Offer to Purchase) that, together with the number of Shares (if any) then owned by Parent or any of its subsidiaries represents at least a majority of the Shares then outstanding (collectively, the "Minimum Condition");

  •
  the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition");

  •
  Parent's shareholders approving, at a meeting called for such purpose, (i) the acquisition of the Company for purposes of the United Kingdom stock exchange listing rules, (ii) the creation and authorization of the issuance of ordinary shares of Parent for purposes of Parent's rights issue of its ordinary shares to its shareholders and (iii) the authorization of Parent to cancel the listing of Parent's shares on the premium listing segment and to re-admit the listing of such shares on the standard listing segment with respect to the trading of Parent's shares on the London Stock Exchange (the "Parent Shareholder Approval Condition");

  •
  the admission of new Parent shares to be issued in connection with the Rights Issue (as defined below) to trading, nil paid, on the London Stock Exchange (the "Rights Issue Listing Condition");

  •
  no circumstance occurring that would prevent Parent's ordinary shares from being readmitted for trading on the London Stock Exchange contemporaneously with the Purchaser's obligation to accept and pay for validly tendered Shares in the Offer; and

  •
  the applicable waiting period under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (ii) the federal Competition Act of Canada having expired or been terminated (which condition has already been satisfied with respect to clause (ii) and together, the "Required Governmental Approvals").

        The Offer is subject to a number of other conditions. We expressly reserve the right to waive any such conditions; provided that the Minimum Condition, the Termination Condition and the Required Governmental Approval can be waived only with the prior approval of the Company. The Offer is not subject to any financing condition. See Section 15—"Conditions to the Offer."

Have any of the Company stockholders agreed to tender their Shares?

        Yes. Certain funds affiliated with Ares Management LLC ("Ares"), certain funds affiliated with Gates Capital Management, Inc. ("Gates Capital") and a certain fund affiliated with Anchorage Advisor Management, L.L.C. ("Anchorage"), who collectively owned approximately 68.7% of the outstanding Shares as of July 5, 2016, have each entered into a tender and support agreement with Parent and us, pursuant to which they have agreed to, among other things, tender their Shares into the Offer. The stockholders party to the tender and support agreements have agreed not to withdraw their tendered Shares from the Offer and to comply with certain restrictions on the disposition of their Shares, subject to the terms and conditions contained in the tender and support agreements. Because stockholders holding in excess of 50% of the outstanding Shares have agreed to tender their Shares in the Offer, the Minimum Condition will be satisfied regardless of whether or not other stockholders tender their Shares in the Offer. See Section 11—"The Merger Agreement; Other Agreements—Other Agreements—Tender and Support Agreements."

Is there an agreement governing the Offer?

        Yes. We, Parent and the Company have entered into the Merger Agreement referred to above in "Who is offering to buy my Shares?" The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of the Purchaser with and into the Company. See Section 11—"The Merger Agreement; Other Agreements."

Do you have the financial resources to pay for all Shares?

        Yes. Consummation of the Offer is not subject to any financing condition. If all the holders of Shares elect to participate in the Offer with respect to all their Shares, the total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer will be approximately $1.436 billion, plus related fees and expenses. We expect to fund such cash requirements from the issuance of new equity of approximately GBP 1.61 billion (which would be approximately $2.078 billion if converted to U.S. dollars based on a July 7, 2016 exchange rate of GBP 1.00 = 1.2908 U.S. dollars) from the proceeds of Parent's fully underwritten issuance of new ordinary shares (the "Rights Issue"). As a result of the fully underwritten Rights Issue, we have available funding arrangements sufficient to purchase all Shares tendered pursuant to the Offer. Parent will contribute or otherwise advance funds to the Purchaser to the extent necessary for the Purchaser to have sufficient funds to pay the aggregate Offer Price for all Shares tendered in the Offer and to pay for all Shares not tendered that will be converted into the right to receive the Offer Price in the Merger. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender into the Offer?

        No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the consummation of the Offer is not subject to any financing condition;

  •
  the Offer is being made for all Shares solely for cash;

  •
  if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price, without interest, subject to any withholding of taxes required by applicable law); and

  •
  Our Rights Issue is fully underwritten and we, through Parent, will have sufficient funds in available cash to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

How long do I have to decide whether to tender into the Offer?

        You will be able to tender your Shares into the Offer until 2:00 a.m., Eastern time, on August 31, 2016 (such date and time, the "Expiration Date"), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which case the term "Expiration Date" will mean the latest date and time at which the Offer, as so extended by us, will expire or (ii) the Merger Agreement has been earlier terminated. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., Eastern time, on the day of the scheduled Expiration Date.

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended. In some cases, we may be required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond 2:00 a.m. Eastern time on October 6, 2016 (the "Outside Date").

        Pursuant to the Merger Agreement, we will (and Parent will cause us to) extend the Offer:

  •
  for any period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or for any period otherwise required by applicable law; provided, however, that in no event will we be required to extend the Offer to a date later than the Outside Date;

  •
  for successive periods of up to 5 business days each, the length of each such period to be determined jointly by Parent and the Company, if as of any then scheduled Expiration Date, any condition to the Offer has not been satisfied, or, to the extent waivable, waived by us, in order to permit the satisfaction of such condition, provided, however, that in no event will we be required to extend the Offer to a date later than the Outside Date (unless we are in material breach of the Merger Agreement as of such date); and

  •
  for a period of time equivalent to the period by which the latest time and date for acceptance of, and payment in full for, Parent's new ordinary shares to be issued in connection with the Right Issue (the "Rights Acceptance Date") is required to be extended, in the event that a supplementary prospectus is required to be published by Parent during the period starting from Rights Admission (as defined herein) and ending on the Rights Acceptance Date and the publication of such supplementary prospectus requires the Rights Acceptance Date to be extended beyond 6:00 am Eastern time on August 23, 2016 pursuant to Section 87Q of the UK Financial Services and Markets Act 2000 (as amended, modified or re-enacted from time to time).

        For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

        If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer." Each of the time periods described above is calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., Eastern time, on the day of the scheduled Expiration Date.

How do I tender my Shares into the Offer?

        If you wish to accept the Offer, this is what you must do:

  •
  If you are a record holder (i.e., you have a stock certificate or you hold Shares directly in your name in book-entry form in an account with the Company's transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions contained in the Letter of Transmittal, and send it, together with any certificates representing your Shares and any other required documents, to the Depositary. These materials must reach the Depositary before the Expiration Date. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details.

v

  •
  If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the Expiration Date, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc., the information agent for the Offer, toll free, at (866) 796-7179 for assistance. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to the Purchaser pursuant to the Offer.

Until what time may I withdraw previously tendered Shares?

        Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after September 5, 2016 (i.e., after 60 calendar days from the commencement of the Offer), unless such Shares have already been accepted for payment by us pursuant to the Offer by the end of September 5, 2016. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

How do I properly withdraw previously tendered Shares?

        To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4—"Withdrawal Rights."

If I decide not to tender my Shares into the Offer, what will happen to my Shares?

        If the Offer is consummated and certain other conditions are satisfied, the Purchaser expects to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by the Company as treasury stock or held by Parent or the Purchaser and (ii) Shares owned by Company stockholders who are entitled to demand and properly have demanded appraisal of their Shares in accordance and full compliance with Section 262 of the DGCL), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any applicable tax withholding. Because stockholders holding in excess of 50% of the outstanding Shares have agreed to tender their Shares in the Offer, the Minimum Condition will be satisfied regardless of whether or not other stockholders tender their Shares in the Offer. See Section 11—"The Merger Agreement; Other Agreements—Other Agreements—Tender and Support Agreements."

        If you decide not to tender your Shares in the Offer and the Merger occurs, unless you properly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. If the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares and appraisal rights will not be available to you if you tender your Shares.

        Subject to certain conditions, if Purchaser purchases Shares in the Offer, Parent and the Purchaser are obligated under the Merger Agreement to cause the Merger to occur. Because the Merger will be effected under Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement will be required in connection with the Merger. In addition, once the Merger occurs, the Company will be an indirect wholly owned subsidiary of Parent, and we intend to cause the Company to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

If you do not consummate the Offer, will you nevertheless consummate the Merger?

        No. None of Parent, the Purchaser or the Company is under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of Delaware Law, we expect the Merger to occur as soon as practicable after the consummation of the Offer, without a subsequent offering period. See Section 1—"Terms of the Offer."

If I object to the price being offered, will I have appraisal rights?

        Appraisal rights are not available to the holders of Shares in connection with the Offer. If the Offer is consummated and then, subject to the terms and conditions of the Merger Agreement, the Merger is consummated, the holders of Shares immediately prior to the Effective Time who did not tender their Shares in the Offer and have otherwise complied with the applicable procedures under the DGCL will be entitled to seek to have a Delaware court determine the "fair value" of such Shares, regardless of whether the Merger is effected pursuant to Section 251(h) of the DGCL. See Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On July 5, 2016, the last trading day before we announced that we entered into the Merger Agreement, the last sale price of the Shares reported on the Nasdaq Global Select Stock Market ("NASDAQ") was $62.49 per Share. On July 7, 2016, the last NASDAQ trading day before we commenced the Offer, the last sale price of the Shares reported on NASDAQ was $86.75 per Share.

        We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer described in Section 15—"Conditions to the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to receive promptly an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price in cash, without interest, subject to any withholding of taxes required by applicable law. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. See Section 2—"Acceptance for Payment and Payment for Shares." In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) any certificates representing such Shares, if applicable, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares at the Depository Trust Company ("DTC"), an Agent's Message (as defined below) in lieu of such Letter of Transmittal and delivery of Shares into the Depositary's account at DTC and (iii) any other required documents for such Shares, as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

What will happen to my equity awards in the Offer?

        The Offer is being made for all outstanding Shares, and not for options to purchase Shares issued under the Company's equity-based compensation plans (each, a "Company Option") or restricted stock awards (each, a "Company RSA").

        Following the consummation of the Offer and immediately prior to the Effective Time, pursuant to the Merger Agreement, each Company Option outstanding immediately prior to the Effective Time will be cancelled by virtue of the Merger, and without any action on the part of the holder of any Company Option, in consideration for the right to receive a cash payment equal to the product of (i) the total number of Shares (whether vested or unvested) subject to such Company Option as of the Effective Time and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such Company Option as of the Effective Time (such amounts payable hereunder being referred to as the "Option Cash Payments"). The Option Cash Payments will be paid promptly (and in any event within 10 business days) following the Effective Time, without interest, less applicable taxes required to be withheld. See Section 11—"The Merger Agreement; Other Agreements—Other Agreements—Treatment of Options and Restricted Stock Awards."

        Following the consummation of the Offer and immediately prior to the Effective Time, each Company RSA outstanding immediately prior to the Effective Time will be cancelled by virtue of the Merger, and without any action on the part of any holder of any Company RSA, in consideration for the right to receive a cash payment equal to the product of (i) the total number of Shares subject to such Company RSA (or in the case of a Company RSA subject to performance-based vesting, 50% of the number of shares subject to such Company RSA) as of the Effective Time and (ii) the Offer Price (such amounts payable hereunder being referred to as the "RSA Cash Payments"). The RSA Cash Payments will be paid promptly (and in any event within 10 business days) following the Effective Time, without interest, less applicable taxes required to be withheld. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Treatment of Options and Restricted Stock Awards."

What are the U.S. federal income tax consequences of the Offer and the Merger?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger—United States Holders"). In general, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the Shares that you tender into the Offer or exchange in the Merger and the amount of cash you receive for such Shares. If you are a Non-United States Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger—Non-United States Holders"), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger. See Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger" for a discussion of certain U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer or the Merger.

To whom should I talk if I have additional questions about the Offer?

        You may call D.F. King & Co., Inc., the Information Agent, toll-free at (866) 796-7179. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Nortek, Inc.:

 INTRODUCTION

        We, Nevada Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Melrose Industries PLC ("Parent"), a public limited company organized under the laws of the United Kingdom and registered in England and Wales, are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Nortek, Inc. (the "Company"), a Delaware corporation, at a price per Share of $86.00 in cash (the "Offer Price"), without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"), which Offer to Purchase and Letter of Transmittal collectively constitute the "Offer." We are making the Offer pursuant to an Agreement and Plan of Merger dated as of July 6, 2016 by and among Parent, the Purchaser and the Company (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement").

        The Offer and withdrawal rights will expire at 2:00 a.m., Eastern time, on August 31, 2016 (such date and time, the "Expiration Date"), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the Merger Agreement, in which case the term "Expiration Date" means the latest date and time at which the Offer, as so extended by us, will expire or (ii) the Merger Agreement has been earlier terminated. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making payment for Shares.

        If you are a record owner of Shares and you tender such Shares directly to Computershare Trust Company, N.A. (the "Depositary") in accordance with the terms of this Offer, we will not charge you brokerage fees or commissions on the sale of Shares pursuant to the Offer. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

        Any tendering stockholder or other payee who is a United States Holder (as defined in Section 5) and fails to complete, sign and return to the Depositary (or other withholding agent) the Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-U.S. Holder (as defined in Section 5) and fails to complete, sign and return to the Depositary (or other withholding agent) the appropriate IRS Form W-8 may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer and the Merger, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 5 regarding certain U.S. federal income tax consequences of the Offer and the Merger. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consult with such nominee to determine if you will be charged any service fees or commissions.

        We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 18—"Fees and Expenses."

        Subject to the satisfaction or waiver of the conditions of the Merger Agreement, we and the Company have agreed to take all necessary and appropriate actions to cause the Purchaser to merge with and into the Company, to become effective as promptly as practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware ("DGCL"). Following the Merger, the

Company will be a wholly owned subsidiary of Parent. If the aforementioned conditions are met and the Merger is effected pursuant to Section 251(h) of the DGCL, the Merger will take place without a vote or any further action by the stockholders of the Company. At the Effective Time of the Merger (as defined below), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price (the "Merger Consideration"), without interest, subject to any withholding of taxes required by applicable law, except for Shares (i) then-owned by Parent or the Purchaser, or held in treasury by the Company, which will be cancelled and no payment made with respect thereto or (ii) held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of the DGCL (unless such stockholder fails to perfect, withdraws, waives or loses the right to appraisal). See Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

        The Board of Directors of the Company has unanimously:

  •
  declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders;

  •
  approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; and

  •
  recommended that the Company's stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

        A more complete description of the reasons of the board of directors of the Company for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by the Company with the United States Securities and Exchange Commission ("SEC") and mailed to the Company's stockholders with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things:

  •
  there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares (excluding all shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered, as further described in this Offer to Purchase) that, together with the number of Shares (if any) then owned by Parent or any of its subsidiaries represents at least a majority of the Shares then outstanding (collectively, the "Minimum Condition");

  •
  the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition");

  •
  Parent's shareholders approving, at a meeting called for such purpose, (i) the acquisition of the Company for purposes of the United Kingdom stock exchange listing rules, (ii) the creation and authorization of the issuance of ordinary shares of Parent for purposes of Parent's rights issue of its ordinary shares to its shareholders and (iii) the authorization of Parent to cancel the listing of Parent's shares on the premium listing segment and to re-admit the listing of such shares on the standard listing segment with respect to the trading of Parent's shares on the London Stock Exchange (the "Parent Shareholder Approval Condition");

  •
  the admission of new Parent shares to be issued in connection with the Rights Issue to trading, nil paid, on the London Stock Exchange (the "Rights Issue Listing Condition");

  •
  no circumstance occurring that would prevent Parent's ordinary shares from being readmitted for trading on the London Stock Exchange contemporaneously with the Purchaser's obligation to accept and pay for validly tendered Shares in the Offer; and

  •
  the applicable waiting period under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (ii) the federal Competition Act of Canada, having expired or been terminated (which condition has already been satisfied with respect to clause (ii) and together, the "Required Governmental Approvals").

        According to the Company, as of July 5, 2016, there were 16,312,202 Shares (including shares of restricted stock) issued and outstanding. Assuming no other Shares were or are issued after July 5, 2016, the Minimum Condition would be satisfied if at least 8,156,102 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

        In order to induce us and Parent to enter into the Merger Agreement, Ares, Gates Capital and Anchorage have entered tender and support agreements (the "Tender and Support Agreements"), dated July 6, 2016, with Parent and the Purchaser, pursuant to which these stockholders have, subject to certain limitations and exceptions, (i) agreed to tender their Shares, or approximately 68.7% of the outstanding Shares as of July 5, 2016, into the Offer and (ii) agreed not to withdraw any such Shares tendered in the Offer. Because stockholders holding in excess of 50% of the outstanding Shares have agreed to tender their Shares in the Offer, the Minimum Condition will be satisfied regardless of whether or not other stockholders tender their Shares in the Offer. See Section 11—"The Merger Agreement; Other Agreements—Other Agreements—Tender and Support Agreements."

        No appraisal rights are available to the holders of Shares in connection with the Offer. If the Offer is consummated and then, subject to the terms and conditions of the Merger Agreement, the Merger is consummated, the holders of Shares immediately prior to the Effective Time who did not tender their Shares in the Offer and have otherwise complied with the applicable procedures under Delaware Law will be entitled to seek to have a Delaware court determine the "fair value" of such Shares. See Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS OF THE COMPANY SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights."

        The Offer is not subject to any financing condition. The Offer is conditioned upon the Minimum Condition, the Termination Condition, the Parent Shareholder Approval Condition, the Rights Issue Listing Condition, the receipt of the Required Governmental Approvals, and the other conditions set forth in Section 15—"Conditions to the Offer."

        We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms and conditions of the Offer; provided that, unless otherwise contemplated by the Merger Agreement or as previously approved by the Company in writing, we will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) change the number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, the Termination Condition or the Required Governmental Approvals condition, (v) add any condition to the Offer or any term that is adverse to the holders of Shares, (vi) extend the Offer except as otherwise provided in the Merger Agreement, (vii) provide for a "subsequent offering period" or (viii) modify, supplement or amend any other term or condition of the Offer in any manner that is adverse to the holders of Shares.

        Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we and the Company will take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the consummation of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. If the aforementioned conditions are met and the Merger is effected pursuant to Section 251(h) of the DGCL, the Merger will take place without a vote or any further action by the stockholders of the Company. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Pursuant to the Merger Agreement, we will extend the Offer for successive periods of up to five business days each, the length of each such period to be determined jointly by Parent and the Company, if as of any then scheduled Expiration Date, any condition to the Offer has not been satisfied, or, to the extent waivable, waived by us in order to permit the satisfaction of such condition, provided, however, that in no event will we be required to extend the Offer to a date later than the Outside Date (unless we are in material breach of the Merger Agreement as of such date). In addition we will extend the Offer for any period or periods required by applicable law or required by any applicable rules, regulations, interpretations or positions of the SEC or its staff or NASDAQ or, in the event that a supplementary prospectus is required to be published by Parent during the period starting from Rights Admission (as defined herein) and ending on the Rights Acceptance Date and the publication of such supplementary prospectus requires the Rights Acceptance Date to be extended beyond 6:00 am Eastern time on August 23, 2016 pursuant to Section 87Q of the UK Financial Services and Markets Act 2000 (as amended, modified or re-enacted from time to time). for a period of time equivalent to the period by which the Rights Acceptance Date is required to be extended.

        See Section 11—"The Merger Agreement; Other Agreements—Extensions of the Offer." For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with all rules and regulations promulgated thereunder, the "Exchange Act"), a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern time.

        If we extend the Offer, delay our acceptance for payment of Shares, delay payment after the consummation of the Offer or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay promptly the consideration offered or return the securities deposited by or on behalf of stockholders after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. Each of the time periods described in this paragraph is calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.

        If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 A.M., Eastern time, on the day of the scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        The Company has provided us with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer, as described in Section 15—"Conditions to the Offer," we will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as promptly as practicable and in any event not more than two business days after the first Expiration Date upon which the conditions pursuant to the Merger Agreement are satisfied or waived. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for how to validly tender Shares.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates representing Shares are submitted evidencing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

        We reserve the right to transfer or assign the right to purchase all or any Shares tendered pursuant to the Offer in whole or from time to time in part to one or more affiliates, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    No alternative, conditional or contingent tenders will be accepted. In order for a Company stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

  •
  If you are a record holder and you have Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or you must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery";

  •
  If you are a record holder and you hold Shares directly in your name in book-entry form in an account with the Company's transfer agent, Computershare Trust Company, N.A., a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. If you hold your shares in book-entry at the Depository Trust Company, you are not obligated to submit a Letter of Transmittal, but you must (1) submit an Agent's Message and (2) deliver your Shares according to the DTC book-entry transfer procedures described below under "DTC Book-Entry Transfer" before the Expiration Date; or

  •
  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the consummation of the Offer occurs, we will acquire good and unencumbered title to such Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

        DTC Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents (for example, in certain circumstances, a completed IRS Form W-9) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Required documents must be transmitted to and received by the Depositary as set forth above. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Agent's Message.    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") that states that the Book-Entry

Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

  •
  the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution").

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a certificate representing Shares is not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the certificate representing such Shares must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on such certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) if applicable,

certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived to our satisfaction. None of Parent, the Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

        Appointment as Proxy.    By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent's Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent's Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of the Company's stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the consummation of the Offer, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

        U.S. Federal Income Tax Backup Withholding.    Under the U.S. federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a tendering stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent) and certifies under penalties of perjury that such number is correct, or such stockholder or other payee otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 5) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an exemption exists and is proven in a manner satisfactory to the Depositary (or other applicable withholding agent). Certain stockholders (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 5)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the IRS website at www.irs.gov.

        TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING SHOULD PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE IRS FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, AND EACH NON-UNITED STATES HOLDER WHICH DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE APPROPRIATE IRS FORM W-8, WHICH CAN BE OBTAINED FROM THE IRS WEBSITE AT WWW.IRS.GOV.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after September 5, 2016 (i.e., after 60 calendar days from the commencement of the Offer), unless such Shares have already been accepted for payment by us pursuant to the Offer by the end of September 5, 2016.

        For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—

"Procedures for Accepting the Offer and Tendering Shares—DTC Book-Entry Transfer," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If we extend the Offer, delay in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of Parent, the Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to United States Holders and non-United States Holders (as defined below) whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, persons who received Shares pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold Shares as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, U.S. expatriates, "controlled foreign corporations" or "passive foreign investment companies"), partnerships or other pass-through entities, persons who own or owned (actively or constructively) more than 5% of our Shares at any time during the five year period ending on the date of sale (or, if applicable, the date of the Merger), or United States Holders whose functional currency is not the U.S. dollar). This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under the DGCL.

        If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering Shares pursuant to the Offer or the Merger.

        THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        United States Holders.    For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable treasury regulations.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder's adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. A United States Holder's adjusted tax basis in the Shares will generally be equal to the cost of the Shares to the United States Holder, reduced (but not below zero) by any previous returns of capital. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will generally be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Non-United States Holders.    For purposes of this discussion, the term "Non-United States Holder" means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

  •
  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder's permanent establishment in the United States), in which case (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS

    Form W-8ECI instead of an IRS Form W-9), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or

  •
  the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which case, the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year.

        Backup Withholding.    See Section 3 with respect to the application of U.S. federal income tax backup withholding to payments to both United States Holders and Non-United States Holders pursuant to the Offer and the Merger.

6.     Price Range of Shares; Dividends.

        The Shares are listed and principally traded on NASDAQ under the symbol "NTK." The Shares have been listed on NASDAQ since November 14, 2011. The following table sets forth the high and low intraday sales prices per Share on NASDAQ each quarter during the Company's fiscal years ended December 31, 2014 and December 31, 2015, and thereafter as reported in published financial sources:

	High	Low
Fiscal 2016
Third Quarter (through July 7, 2016)	$87.90	$58.29
Second Quarter	$59.80	$43.33
First Quarter	$49.99	$33.85
Fiscal 2015
Year End	$67.25	$41.02
Third Quarter	$92.96	$59.21
Second Quarter	$89.92	$78.01
First Quarter	$88.59	$74.02
Fiscal 2014
Year End	$85.67	$70.73
Third Quarter	$92.30	$73.24
Second Quarter	$91.78	$79.13
First Quarter	$83.00	$70.10

        On July 5, 2016, the last trading day before we announced that we entered into the Merger Agreement, the last sale price of the Shares reported on NASDAQ was $62.49 per Share. On July 7, 2016, the last NASDAQ trading day before we commenced the Offer, the last sale price of the Shares reported on NASDAQ was $86.75 per Share.

        We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

        The Company did not pay any cash dividends on the Shares in 2015 and 2014. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividend in respect of the Shares without Parent's prior written consent (other than dividends and distributions by a wholly owned subsidiary to its parent). See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of the Company."

7.     Certain Information Concerning the Company.

        Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and is qualified in its entirety by reference thereto. You should consider the summary information set forth below in conjunction with the more comprehensive financial and other information set forth in the Company's public filings with the SEC (which may be obtained and inspected as described below) and other publicly available information.

        General.    The Company is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company operates within six business segments: air quality and home solutions; residential and commercial HVAC; custom and commercial air solutions; ergonomic and productivity solutions; security and control solutions; and audio, video and control solutions.

        Available Information.    The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company maintains a website at www.nortek.com. These website addresses are not intended to function as hyperlinks, and the information contained on the Company's website and on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

Company Financial Projections.

        During the course of the discussions that led to the execution of the Merger Agreement, the Company's management provided to us and our financial advisors certain unaudited prospective financial information regarding the Company's future performance that was not publicly available. The information provided included non-public, unaudited, financial projections for 2016 through 2019, which projections the Company informed us were based on the Company's current business plan. The following table summarizes this non-public, unaudited, financial data provided to us by the Company.

2016-2019 Projections

(US$m)	2016E	2017E	2018E	2019E
Net Sales	2,643	2,828	3,004	3,193
Gross Profit	838	898	965	1,032
Adjusted EBITDA(a)	318	348	386	412
Capital expenditures (b)	58	52	53	53

(a)
Adjusted EBITDA is a non-GAAP financial measure that the Company defines for the projections as net income excluding depreciation and amortization, income tax expenses, interest expenses net and adjusted for discrete items such as restructuring costs, refinancing costs, acquisitions costs as well as possible takeover costs including consulting, restructuring, and retention.

(b)
Capital expenditures includes ongoing normal course capital maintenance and amounts related to planned expenditures for operational improvements.

        The Company has advised us that it does not as a matter of course make public forecasts as to future performance, earnings or other results beyond its outlook for the current fiscal year. The

Company further advised us that the unaudited prospective financial information was not prepared with a view towards public disclosure, and therefore the inclusion of this information (a) should not be regarded as an indication that any of Parent, the Purchaser, the Company, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and (b) should not be deemed an admission or representation by Parent, the Purchaser, or the Company that any of them regard such information as material information of the Company. While presented with numeric specificity, the unaudited prospective financial information reflects numerous variables and assumptions including those relating to matters such as industry performance and competition, general business, economic, regulatory, competitive, market and financial conditions and other future events, as well as additional matters specific to the Company's business, all of which are difficult to predict and many of which are beyond the Company's control. The unaudited prospective financial information also reflects certain assumptions, any of which could turn out to be incorrect. The unaudited prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The unaudited prospective financial information cannot, therefore, be considered a guaranty or even a reasonably accurate prediction of future operating results, and under no circumstances should this information be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The unaudited prospective financial information was prepared solely for internal use and thus was not prepared with a view toward complying with GAAP (as applied in the United States or elsewhere), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants or any other accounting body or organization for preparation and presentation of prospective financial information. The summary of the unaudited prospective financial information is not being included in this Offer to Purchase to influence a stockholder's decision whether to tender Shares in the Offer, but is being included because the unaudited prospective financial information was made available by the Company to Parent and the Purchaser and our advisors. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such unaudited prospective financial information. Furthermore, the unaudited prospective financial information was on a stand-alone, pre-transaction basis and does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the potential acquisition of the Company by Parent pursuant to the Offer and/or the commencement of the Offer. The unaudited prospective financial information described above does not reflect Parent's view of the Company's prospects and financial performance, nor the prospects and financial performance of the combined company post the completion of the Offer and Parent has not relied on such information, as such information would no longer be valid under Parent's ownership as the financial position of the Company would differ as a result of, among other things: (i) changes of strategic direction and changes to the financial and operational management of the Company under Parent's ownership, such as cost efficiencies as a result of its ability to delist the Company; (ii) change to the functional currency of the Company to Euros from US dollars; and (iii) the fact that Parent reports under the IFRS and the Company reports under U.S. GAAP which is specifically expected to affect research and development cost recognition and pension accounting. In addition, the unaudited prospective financial information described above is a medium-term forecast which can only be seen as high level guidance, as it is not possible to forecast the business' performance over such a period with accuracy and such information is not current, and has not been prepared using assumptions that have been approved by Parent.

        Certain matters discussed herein, including the unaudited prospective financial information above, are forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance and competition, general business, economic, market and financial conditions and other factors or risks described in the Schedule 14D-9, the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2015 and other documents filed or furnished by the Company with the SEC. The unaudited prospective financial information set forth above should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in documents filed or furnished by the Company with the SEC.

        Readers of this Offer to Purchase are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Parent, the Purchaser, the Company or any of their respective officers, directors, advisors or representatives to any of the Company stockholders regarding the ultimate performance of the Company compared to the information included in the above unaudited prospective financial information. NONE OF PARENT, THE PURCHASER, THE COMPANY AND THEIR RESPECTIVE OFFICERS, DIRECTORS, ADVISORS AND REPRESENTATIVES UNDERTAKES TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

8.     Certain Information Concerning Parent and the Purchaser.

        Parent.    Parent is a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales with registered number 9800044. Parent's registered address is 11th Floor, The Colmore Building, 20 Colmore Circus Queensway, Birmingham B4 6AT United Kingdom, and its head office is located at Leconfield House, Curzon Street, London, W1J 5JA, United Kingdom, and its telephone number is +44-207-647-4500. Parent's shares are traded on the London Stock Exchange. Parent's strategy is to acquire good industrial businesses underperforming their potential, improve them by a mixture of investment, operational improvements and changed management focus, then commercially choose the right time to sell, often within a three to five year time frame (but this is flexible). The value from significant disposals is then returned to Parent's shareholders.

        Purchaser.    The Purchaser is a Delaware corporation and an indirect wholly owned subsidiary of Parent, incorporated on June 20, 2016, and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The Purchaser's offices are located at Gateway Center Building One, 2077 Convention Center Concourse, Suite 175, College Park, Atlanta, Georgia 30337 United States, and its telephone number is (404) 941-2100. To date, the Purchaser not carried on any activities other than those related to our formation and the Merger Agreement, including making the Offer. The Purchaser has minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement and related Tender and Support Agreements.

        Additional Information.    Certain information relating to Parent and the Purchaser is set forth in Schedule I to this Offer to Purchase.

        Except as set forth elsewhere in this Offer to Purchase (including Section 10—"Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with the Company," Section 11—"The Merger Agreement; Other Agreements" and Schedule I): (i) neither the Purchaser nor Parent nor, after reasonably inquiry, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any

Shares or any other equity securities of the Company, (ii) neither the Purchaser nor Parent or, after reasonable inquiry, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I, has effected any transaction in the Shares or any other equity securities of the Company during the 60-calendar-day period preceding the date of this Offer to Purchase, (iii) neither the Purchaser nor Parent or, after reasonably inquiry, to the knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, has any contract, relationship, agreement, arrangement or understanding (whether or not legally enforceable) with any other person with respect to any securities of the Company, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between the Purchaser, Parent, any of Parent's other direct or indirect subsidiaries or, after reasonable inquiry, to the knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, on the one hand, and (A) the Company or any of its affiliates that are not natural persons, for which the aggregate value of the transactions is more than one percent of the Company's consolidated revenue for the fiscal year when the transaction occurred or the past portion of the fiscal year for any transaction occurring in the current fiscal year or (B) any executive officer, director, or affiliate of the Company that is a natural person, in each case that would require reporting under SEC rules and regulations; (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between the Purchaser, Parent, any of Parent's other direct or indirect subsidiaries or, after reasonable inquiry, to the knowledge of the Purchaser or Parent, any of the persons listed on Schedule I, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company; (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between the Purchaser, Parent or any of their respective executive officers, directors or affiliates, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; (vii) during the five years prior to the date of this Offer to Purchase, neither the Purchaser nor Parent or, after reasonable inquiry, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); and (viii) during the five years prior to the date of this Offer to Purchase, neither the Purchaser nor Parent or, after reasonable inquiry, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser and Parent have filed with the SEC a Tender Offer Statement on Schedule TO (as may be amended or supplemented from time to time, the "Schedule TO"), of which this Offer to Purchase forms a part, and this Offer to Purchase and other exhibits to the Schedule TO are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document filed by the Purchaser or Parent with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

9.     Source and Amount of Funds.

        The Offer is not subject to any financing condition. If all the holders of Shares elect to participate in the Offer with respect to all of their Shares, the total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer will be approximately $1.44 billion, plus related fees and expenses. We expect to fund such cash requirements from the proceeds of Parent's fully underwritten Rights Issue. As a result of the fully underwritten Rights Issue, we have available funding arrangements sufficient to purchase all Shares tendered pursuant to the

Offer. Parent will contribute or otherwise advance funds to the Purchaser to the extent necessary for the Purchaser to have sufficient funds to pay the aggregate Offer Price for all Shares tendered in the Offer. Details of the Rights Issue and the terms of the Underwriting Agreement (as defined below) are set out below.

        Rights Issue.    Parent expects to raise approximately GBP 1.61 billion (net of commissions and expenses) (which would be approximately $2.078 billion if converted to U.S. dollars based on a July 7, 2016 exchange rate of GBP 1.00 = 1.2908 U.S. dollars), by way of a fully underwritten rights issue for new Parent shares (the "Rights Issue"). The Rights Issue has been fully underwritten by underwriters pursuant to the Underwriting Agreement discussed below. The Rights Issue is conditioned upon, among other things: (a) the approval by Parent's shareholders of: (i) the acquisition of the Company by Parent (or a wholly owned subsidiary of Parent); (ii) the grant of authority to allot and issue new Parent shares for the purposes of the Rights Issue; and (iii) the re-admission or transfer of Parent shares to the standard segment of the official list maintained by the United Kingdom Financial Conduct Authority, acting in its capacity as the United Kingdom Listing Authority (the "UKLA"); (b) the Underwriting Agreement having become unconditional in all respects (save for the condition relating to the Rights Admission) and not having been terminated in accordance with its terms; and (c) the Rights Admission having occurred by not later than 8.00 a.m. London time on August 9, 2016 (or such later time and date as may be agreed between the joint bookrunners and the Parent in writing).

        Foreign exchange hedging arrangements have been entered into by a wholly owned subsidiary of Parent with respect to the Rights Issue proceeds received in British pounds sterling, in order to mitigate the foreign exchange risk and to provide funds in US dollars for consummation of the Offer. Such arrangements are contingent upon the receipt of the Rights Issue proceeds and, subject to certain exceptions, the Merger Agreement not having been terminated in accordance with its terms.

        Underwriting Agreement.    On July 6, 2016, Parent entered into an Underwriting Agreement (the "Underwriting Agreement") with certain underwriter parties thereto (the "Underwriters") pursuant to which the Underwriters have agreed to fully underwrite the Rights Issue. Pursuant to the Underwriting Agreement, the Underwriters will (severally) use all reasonable endeavors to procure subscribers in the market for any new Parent shares not validly accepted (or not treated as validly accepted) under the Rights Issue at a price not less than the Rights Issue price (plus the Underwriters' expenses in procuring such subscribers) and, failing this, the Underwriters have agreed to subscribe themselves (or their sub-underwriters or other subscribers procured by them shall subscribe) for any outstanding new Parent shares at the Rights Issue price.

        The obligations of the Underwriters under the Underwriting Agreement are conditional on, among other things, new Parent shares to be issued by Parent in connection with the Rights Issue being admitted to listing on the premium segment of the Official List maintained by the UKLA and to trading, nil paid, on the main market of the London Stock Exchange by not later than 8.00 a.m. on August 9, 2016 (or such later time and/or date as Parent and the joint bookrunners may agree in writing) ("Rights Admission") and the Offer not having been withdrawn or been terminated prior to Rights Admission. The Underwriting Agreement provides that if a condition is not fulfilled or waived by 8:00 a.m. London time on the date of Rights Admission, or the parties agree in writing that a condition has become incapable of being fulfilled by 8:00 a.m. London time on the date of Rights Admission, the Underwriting Agreement will terminate immediately.

        The parties to the Underwriting Agreement have acknowledged that the new Parent shares and the rights to acquire such shares have not and will not be registered under the Securities Act or under any securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States.

        We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price per Share as was paid in the Offer (i.e., the Offer Price, without interest and subject to any withholding of taxes required by applicable law); and (iv) we, through Parent, will have sufficient funds, through the Rights Issue, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

10.   Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with the Company.

        The following is a description of material contacts between and among representatives of Parent or the Purchaser with representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer and the Merger. For a more detailed discussion of the Company's activities relating to these contacts, please refer to the Schedule 14D-9 that is being filed by the Company with the SEC and mailed to the Company's stockholders with this Offer to Purchase.

Background of the Offer

        Parent's business strategy is to acquire businesses whose operational performance it believes could benefit from a change in circumstances, and Parent has extensive experience in identifying and evaluating such acquisition opportunities. Further to this strategy, Parent regularly seeks out and is presented with acquisition opportunities in manufacturing businesses.

        In the course of evaluating potential acquisition opportunities, in mid-January 2016, Parent and representatives of Nomura International ("Nomura"), one of the financial advisors regularly engaged by Parent, discussed the possibility of exploring a potential transaction with the Company. Nomura was appointed by Parent as its financial advisor with respect to a possible transaction with the Company, with the formal engagement letter being finalized in June 2016.

        Following these discussions, Parent requested that representatives of Nomura seek to arrange for an introductory meeting between Parent and representatives of Ares, the largest holder of Company Shares, to discuss whether Ares thought that the Company would be receptive to holding preliminary discussions regarding a potential transaction between Parent and the Company. Representatives of Nomura contacted Mr. Daniel Lukas, Partner of Ares, in early 2016 to request such a meeting, and a meeting was scheduled for March 22, 2016 in Los Angeles, California.

        On March 22, 2016, Mr. Simon Peckham, Chief Executive Officer of Parent, and Mr. Jim Slattery, Chief Operating Officer of Parent, met with Mr. Lukas. Representatives of Nomura also attended this meeting. At this meeting, Messrs. Peckham and Slattery described Parent's history and operating philosophy and expressed an interest in exploring a possible transaction with the Company. Mr. Lukas agreed to convey these discussions to the Company, including that Parent would like to arrange for a meeting with Mr. Michael Clarke, Chief Executive Officer of the Company. There were no proposals made at this meeting regarding a potential acquisition price or other possible terms.

        Following the March 22, 2016 meeting, Parent continued to review publicly available information regarding the Company and consider the possibility of exploring a potential transaction with the Company, and a meeting was arranged for representatives of Parent to meet with Mr. Clarke.

        On April 14, 2016, a representative of Nomura spoke to Mr. Clarke and Mr. Andrew Prete, the Company's vice president of business development, to describe Parent's history and investment strategy and to arrange for a meeting between Mr. Clarke, Mr. Prete and representatives of Melrose, which meeting was scheduled for April 20, 2016.

        On April 19, 2016, representatives of Nomura and Mr. Lukas held a call to further discuss the possibility of a transaction between Parent and the Company, including Mr. Clarke's expectations for the purpose of the scheduled April 20th meeting with representatives of Parent.

        On April 20, 2016, Mr. Peckham, Mr. Geoff Martin, Group Finance Director of Parent, Mr. Alistair Peart, Group Operations Controller of Parent, and Mr. Slattery met with Mr. Clarke and Mr. Andrew Prete, Vice President of the Company, in Providence, Rhode Island to discuss the current business performance of the Company and Parent's interest in a possible transaction between the Company and Parent. At this meeting, Messrs. Peckham, Martin and Slattery discussed generally Parent's history and track record in completing transactions and expressed interest in making a proposal for a cash acquisition at a substantial premium to the then current stock price of the Company. Messrs. Clarke and Prete stated that they would report these discussions to the Company's board.

        On April 21, 2016, Parent sent a letter to Mr. David Smith, Chairman of the board of directors of the Company, in which Parent expressed its indicative, non-binding interest in acquiring all of the outstanding Shares for $80.00 per Share in an all cash transaction (the "April 21 Proposal"). In the April 21 Proposal, Parent also indicated that the purchase price would be financed through a fully underwritten equity raise by Parent. Parent further indicated that its proposal was for a one-step merger transaction in which Parent expected that stockholders of the Company holding in excess of 50% of the Company's outstanding Shares would approve the proposed transaction through the execution of written consents delivered substantially concurrently with the execution of definitive merger documentation. The April 21 Proposal also summarized Parent's proposed timetable for completing negotiations and announcing a transaction prior to June 30, 1016, including that Parent would need to have the Company's historical financials converted to International Financial Reporting Standards ("IFRS") and Parent's accounting principles in advance of executing definitive documentation and announcing a transaction, which would be a necessary step for Parent to produce the documentation necessary for it to proceed with its equity raise and to procure the approval of its shareholders. We refer to this conversion process as the IFRS Conversion.

        On April 24, 2016, Messrs. Peckham and Slattery, as well as Mr. Joff Crawford, Group General Counsel of Parent, met with Mr. Smith in Atlanta, Georgia to discuss further the matters set forth in the April 21 Proposal. During this meeting the parties agreed that there was a sufficient basis to continue exploratory discussions about a possible transaction and that each of Parent and the Company would consult with their respective legal and financial advisors about potential next steps.

        On April 28, 2016, representatives of Nomura and representatives of Barclays Capital Inc. ("Barclays") and Citigroup Global Markets Inc. ("Citi"), financial advisors to the Company, discussed their respective client's views on the proposed offer price set forth in the April 21 Proposal. During the course of this discussion, representatives of Barclays and Citi noted that the Company board had authorized the Company's management to continue discussions with Parent regarding the business and operations of the Company, including by providing financial and other information with respect to the Company and its business segments, but not to permit Parent to access an electronic data room containing confidential information of the Company unless Parent increased the proposed purchase price set forth in the April 21 Proposal.

        Also on April 28, 2016, Weil, Gotshal & Manges LLP ("Weil"), external legal advisors to the Company, delivered to Simpson Thacher & Bartlett ("Simpson Thacher"), external legal advisors to Parent, a draft confidentiality agreement. From April 29, 2016 through May 1, 2016, representatives of Weil and Simpson Thacher negotiated the confidentiality agreement, and on May 2, 2016, Parent and the Company executed the confidentiality agreement.

        On May 6, 2016, representatives of Parent attended meetings in Boston, Massachusetts, at which various members of senior management of the Company, including Mr. Clarke, made presentations about the business and operations of the Company. The representatives of Parent that attended these meetings included representatives of Nomura, and the representatives of the Company that attended these meetings included representatives of Barclays and Citi.

        During the last week of April and the first week of May, representatives of Parent and the Company discussed further the need for the IFRS Conversion process to start promptly so that it would not present a timing impediment in the event Parent and the Company were to reach agreement on an acquisition transaction. Representatives of Parent agreed that they would be willing to bear the cost of the IFRS Conversion if the Company were prepared to commence the process as promptly as practicable. On May 7, 2016, representatives of Barclays delivered a draft expense reimbursement agreement, relating to reimbursement of the Company's costs associated with the IFRS Conversion, to Nomura, which subsequently shared such draft agreement with Parent and Simpson Thacher.

        On May 13, 2016, following Parent's deliberation of the discussions with the Company's management team at the May 6 meetings in Boston, Massachusetts, Parent delivered a revised non-binding proposal letter to Mr. Smith as Chairman of the Company's board of directors. In this letter, Parent reconfirmed its commitment to move forward with the potential transaction and stated that it was prepared to increase its indicative, non-binding proposal to acquire all of the outstanding Shares from $80.00 per Share to $82.00 per Share in an all cash transaction (the "May 13 Proposal"). In the May 13 Proposal, Parent reiterated that its proposal contemplated a merger transaction in which stockholders of the Company holding in excess of 50% of the Company's outstanding Shares would approve the proposed transaction through the execution of written consents delivered substantially concurrently with the execution of definitive merger documentation.

        Between May 13 and May 17, 2016, representatives of Parent and the Company engaged in further discussions regarding the potential transaction, during the course of which the Company's advisors stated that the Company's board of directors believed that a further increase to the proposed price set forth in the May 13 Proposal was necessary in order to continue the discussions and that the Company's board would not agree to the requested stockholder written consents. Representatives of Parent stated that it continued to require that written consents be executed by stockholders of the Company owning in excess of 50% of the Shares in order to provide the transaction certainty necessary to enable Parent to, among other things, commence the equity offering required to finance the potential transaction following signing.

        On May 17, 2016, Parent delivered a further revised non-binding offer letter to the Company's boards of directors, in which it further increased its non-binding proposed purchase price from $82.00 per Share to $84.00 per Share (the "May 17 Proposal") and indicated that the offer was predicated on receiving access to due diligence materials promptly so as to progress the potential transaction.

        Following the May 17 Proposal representatives of Barclays and Citi, on behalf of the Company, contacted representatives of Nomura to state that the Company's board of directors believed that the May 17 Proposal needed to be increased further before it was prepared to progress with further transaction discussions and the granting of due diligence materials to Parent and its representatives. Representatives of Barclays and Citi further noted that the Company's board of directors was not prepared to pursue a merger by written consent and in the event discussions were to continue the structure of any transaction should be determined by detailed negotiations of all aspects of any potential definitive agreement.

        Between May 18 and May 20 2016, representatives of Weil and Simpson Thacher discussed the IFRS Conversion expense reimbursement letter previously provided by the Company, and on May 20, 2016, Parent and the Company executed the reimbursement letter.

        On May 23, 2016, following further deliberations, Parent confirmed, through delivery of a further revised non-binding offer letter to the Company's boards of directors, that it agreed to increase its non-binding proposed purchase price to $85.00 per Share (the "May 23 Proposal") and that such proposal was its best and final offer.

        Later in the day on May 23, 2016, representatives of the Company informed Parent that the Company was prepared to proceed with further transaction discussions and Parent and its representatives were provided access to an online data room through which the Company made due diligence materials available to Parent and its representatives. Throughout the rest of May and during the month of June, Parent and its representatives continued to perform a due diligence investigation of the Company. During this timeframe, Parent, the Company and their respective representatives held numerous due diligence calls and meetings and the Company added materials to its online data room on an ongoing basis as discussions progressed. Also during this period, representatives of Parent and the Company continued to discuss a proposed timetable for the transaction.

        On May 25, 2016, a meeting was held in Los Angeles, California among Mr. Peckham and Mr. David Roper, Executive Vice Chairman of Parent, Mr. Jeffrey C. Bloomberg, an independent member of the Company's board of directors (who was also a member of the transaction committee established by the Company's board of directors to assist the Company's board in evaluating the potential transaction with Parent), Mr. Bennett Rosenthal and Mr. Lukas, representatives of Ares, and representatives from each of Nomura and Barclays. During this meeting the parties discussed Ares' potential support of a transaction between the Company and Parent on the basis of the May 23 Proposal. During the course of this meeting, representatives of the Company stated their view that the potential transaction should be structured as a tender offer and that the Company's board of directors would expect to retain the ability to terminate the transaction with Parent to enter into a superior proposal should one arise during the course of the tender offer. Representatives of Parent indicated a willingness to consider this structure but noted that any ability of the Company to terminate a transaction with Parent to accept a superior proposal would need to be supported by a meaningful break-up fee and confined to a limited post-signing period that would expire at the time Parent held its shareholders meeting in light of the parties desire to proceed to closing quickly and Parent's need for assurances that the deal was highly unlikely to be terminated before it proceeded with the final phase of its equity raise in advance of closing. The representatives of the Company informed the representatives of Parent that they were not authorized to agree to any terms on behalf of the Company, but that they would inform the Company's board of Parent's interest and rationale regarding the issues discussed.

        On May 27, 2016, Mr. Christopher Miller, Executive Chairman of Parent, and Mr. Smith as Chairman of the board of directors of the Company, met in Atlanta, Georgia to discuss the history and prospects of the respective businesses of Parent and the Company.

        During the week of May 30, 2016, representatives of Weil, Barclays, Simpson Thacher and Nomura had various discussions relating to the timing and structure of a proposed acquisition, including the arrangements Parent would be putting in place to finance the transaction. The representatives also discussed the possibility of structuring the transaction such that there would be a period of time post-signing during which the Company could exercise a "fiduciary out" termination right and the potential size of the break-up fee that would be payable by the Company in the event such a termination right were to be exercised.

        During the course of these discussions, representatives of Parent reiterated that Parent would under no circumstances proceed with a transaction in which the Company could elect to terminate the definitive agreement after the time that Parent irrevocably commenced its equity raise, as Parent would not place itself in a position to raise capital from its shareholders unless it was virtually certain the transaction would be completed. Accordingly, representatives of Parent noted that in the event Parent were to agree to a "fiduciary out" termination right, that right would have to end approximately three weeks before closing in order to allow for the equity capital raise by Parent to occur at a time when the transaction was no longer subject to a "fiduciary out" termination right.

        On June 6, 2016, representatives of Weil, on behalf of the Company, delivered an initial draft of a merger agreement to Simpson Thacher. This draft proposed a 40-day post-signing period, extendable to 50 days, during which the Company could exercise a fiduciary out termination right and a break-up fee that would be payable by the Company to Parent under such circumstance equal to 1% of the Company's equity value at the proposed transaction price. The draft contemplated that Parent would not have to effect its rights offering for its equity raise until after the expiration of this post-signing period (which we sometimes refer to in this document as the "window shop period").

        On June 9, 2016, representatives of Simpson Thacher, on behalf of Parent, provided comments on the draft merger agreement to Weil and also delivered and initial draft of the tender and support agreement that Parent would expect to have signed by certain major stockholders of the Company. This revised draft of the merger agreement proposed a 17 day post-signing period during which the Company could exercise a fiduciary out termination right and a break-up fee that would be payable by the Company to Parent under such circumstance equal to 3% of the Company's enterprise value at the proposed transaction price (approximately $85,000,000).

        On June 10, 2016, Parent delivered a letter to the Company confirming that its due diligence was substantially complete and indicating that it continued to be prepared to move forward with a transaction at $85.00 per Share.

        During the period from June 10, 2016 through June 14, 2016, representatives of Parent and the Company discussed various provisions of the draft merger agreement, focusing in particular on the length of the window shop period and the size of the break-up fee payable by the Company. On June 14, on behalf of the Company, representatives of Weil communicated to representatives of Simpson Thacher that the Company was prepared to move forward with final negotiations on the basis of a window shop period that was 30 days from the date that the tender offer was launched and was extendable for an additional 15 days under certain circumstances. Representatives of Weil further communicated that this proposal was being made on the basis of a break-up fee equal to 2% of the Company's equity value and certain other changes to the draft merger agreement, including that Parent must hold its shareholder meeting as promptly as practicable following execution of a definitive merger agreement, which was expected to occur within approximately 16 days from the date of announcement. Representatives of Simpson Thacher communicated to Weil that Parent was unable to agree to a 30-day window shop period with a potential 15-day extension, and that the break-fee to be paid by the Company in the event of a termination would need to equal 4% of the Company's equity value.

        Throughout the next several days, representatives of Parent and the Company exchanged proposals and held discussions regarding key terms of the draft merger agreement. Following this exchange of proposals, on June 16, 2016, Parent delivered a letter to the Company stating its final proposal on the key terms under discussion (the "June 16 Letter"). In the June 16 Letter, Parent stated that it was prepared to increase the proposed offer price per Share to $86.00 and that it would accept a 30-day window shop period and a break-up fee equal to $50 million (approximately 3.5% of the Company's equity value). Parent further reiterated in the June 16 Letter that its proposal was also conditional on stockholders of the Company that held in excess of 50% of the Company's outstanding shares executing support agreements contemporaneously with the merger agreement in which such holders would agree to tender their shares into the tender offer unless the merger agreement was validly terminated by the Company. The June 16 Letter stated that the proposals contained therein were Parent's final position on these matters and that it would withdraw and move on to other opportunities if they were not acceptable to the Company's board of directors.

        In the evening of June 17, 2016, representatives of Weil communicated to representatives of Simpson Thacher that after deliberations following receipt of the June 16 Letter, the Company was prepared to move forward on the basis of the items set forth in the June 16 Letter.

        On June 18, 2016, representatives of Weil and representatives of Simpson Thacher discussed next steps for seeking to finalize the terms of the draft merger agreement as well as the Company's plan for initiating the communications with the shareholders with whom Parent desired to enter into tender and support agreements as a condition to its willingness to enter into the merger agreement, which shareholders included Ares, Gates Capital Management and Anchorage.

        On June 19, 2016, representatives of Weil, on behalf of the Company, delivered a revised draft of the merger agreement to Simpson Thacher. Also on June 19, 2016, Simpson Thacher received from the Company, on behalf of Ares, Ares's comments to the draft tender and support agreement previously provided by Simpson Thacher.

        During the period from June 20, 2016 through June 23, 2016, representatives of the Company entered into non-disclosure agreements with Gates Capital and Anchorage and discussed with these stockholders of the Company the potential transaction with Parent that was under consideration. Representatives of the Company informed representatives of Parent that they noted during these discussions that a condition to Parent's willingness to enter into the potential transaction was that each of Ares, Gates Capital and Anchorage would enter into tender and support agreements with Parent, pursuant to which, among other things, these stockholders would agree to tender their shares into the offer contemplated by the draft merger agreement. Following the discussions, representatives of the Company provided these stockholders with a draft tender and support agreement, after which time representatives of the stockholders and representatives of Simpson Thacher exchanged various drafts of such agreement to finalize the terms thereof. By June 24, 2016, the terms of these agreements, all of which are substantially identical, were substantively finalized pending the completion of the merger agreement.

        Also during this period, representatives of Weil and Simpson Thacher continued to discuss the terms of the draft merger agreement (and exchange drafts thereof) in an effort to finalize such agreement for execution. In addition, there were discussions conducted among representatives of Parent, Simpson Thacher, the Company and Weil as they sought to finalize the terms of the definitive documents and to prepare for Parent to commence the process of finalizing its underwriting agreement, which involved Parent conducting meetings with various of its shareholders in advance of Parent's publication of its prospectus and circular on June 30, 2016, which was the targeted date for announcement of the transaction if the definitive agreements were finalized by such time.

        Overnight on June 23, 2016, news of the vote by the United Kingdom to exit the European Union was reported (the Brexit vote), which severely and negatively impacted the financial markets beginning when they opened for trading on June 24, 2016. During the morning of June 24, 2016, representatives from Barclays, Citi, Nomura, Simpson Thacher and Weil held a conference call to discuss the impact of the Brexit vote and the related change in the exchange rate between the British pound sterling and the U.S. dollar. Representatives of Nomura and Simpson Thacher advised the representatives of Barclays, Citi and Weil that Parent remained committed to the transaction but that Parent determined that in light of the severe market disruption that it could not take the necessary steps to finalize its underwriting agreement until after the market turmoil subsided. The participants on the call then discussed the potential timing of the transaction, including the possibility of it being delayed beyond the June 30, 2016 target date towards which the parties were working. Representatives of Nomura and Simpson Thacher informed the other parties to the call that Parent would be speaking with its underwriters on the morning of Monday, June 27th and make a determination at that time whether the potential announcement of the transaction in fact would be delayed. In the event that Parent determined it was necessary to delay the potential transaction, representatives of Simpson Thacher informed the Company's legal and financial advisors that, in order to satisfy Parent's financial disclosure requirements relating to the potential transaction, Parent would agree to cancel the listing of its securities on the premium listing segment of the Official List and re-admit its securities to the standard listing segment of the Official List. Simpson Thacher explained that the change to the standard listing segment would require the approval of 75% of the votes cast by Parent's shareholders on a resolution to approve such action.

        During the week of June 27, 2016, representatives of Parent and representatives of the Company held regular discussions, during which representatives of Parent noted that Parent remained committed to finalizing the transaction on the currently proposed terms but that it would need the financial markets to settle before it was prepared to proceed towards finalization of the definitive agreements and the execution thereof. On June 29, 2016, Parent determined that the financial markets stabilized sufficiently to proceed towards finalization of the potential transaction, which determination was communicated to representatives of the Company.

        During the period from June 29, 2016 through July 5, 2016, representatives of Weil and Simpson Thacher finalized the terms of the proposed merger agreement, and representatives of Simpson Thacher also finalized the terms of the proposed tender and support agreements with each of Ares, Anchorage and Gates Capital. Also during this period, representatives of Parent met on a confidential basis with several of its shareholders as part of the process of finalizing its underwriting agreement for the Rights Issue.

        On the evening of July 5, Parent informed the Company that a transaction committee authorized by the Parent board of directors to approve the merger agreement and the proposed transaction and had unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Early in the morning of July 6, 2016, the Company, Parent and Purchaser executed and delivered the Merger Agreement, the related tender and support agreements were executed and delivered and each of Parent and the Company issued a press release announcing the execution of the merger agreement.

Past Contacts, Transactions, Negotiations and Agreements with the Company

        For more information on the Merger Agreement and the other agreements related to the Offer and the Merger, see Section 8—"Concerning Parent and the Purchaser," Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

11.   The Merger Agreement; Other Agreements.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated in this document by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Parent and the Purchaser—Available Information." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

        This summary of the Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Parent, the Purchaser and the Company or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Parent, the Purchaser and the Company or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Parent, us and the Company were qualified and subject to important limitations agreed to by Parent, the Purchaser and the Company in connection with negotiating the terms of the Merger Agreement.

        In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by a party to the Merger Agreement but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

        The Merger Agreement provides that we will commence the Offer as promptly as practicable (but in any event on or before July 11, 2016) and that, subject to the satisfaction of the Minimum Condition, the Termination Condition, the Required Governmental Approvals condition and the satisfaction or waiver by us of the other conditions that are described in Section 15—"Conditions to the Offer," we will, on or promptly after the Expiration Date, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer. The initial Expiration Date will be 2:00 a.m., Eastern time, on August 31, 2016.

Terms and Conditions of the Offer

        Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions to the Offer." The Offer conditions are for the sole benefit of Parent and us, and we expressly reserve the right to waive any of the conditions to the Offer, and to make any change in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, we will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) change the number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, the Termination Condition or the Required Governmental Approvals condition, (v) add any condition or term to the Offer that is adverse to the holders of Shares, (vi) extend the Offer except as otherwise provided in the Merger Agreement, (vii) provide for a "subsequent offering period," or (viii) modify, supplement or amend any other term or condition of the Offer in any manner that is adverse to the holders of Shares.

Extensions of the Offer

        The Merger Agreement provides that we will (and Parent will cause us to) extend the Offer:

  •
  for any period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or NASDAQ or for any period otherwise required by applicable law; provided, however, that in no event will we be required to extend the Offer to a date later than the Outside Date;

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  on one or more occasions, for successive periods of up to five (5) business days each, the length of each such period to be determined jointly by Parent and the Company, if any condition to the Offer has not been satisfied, or, where permitted by applicable law and the Merger Agreement, waived by us, in order to permit the satisfaction of such conditions, provided, however, that in no event will the Purchaser be required to extend the Offer to a date later than the Outside Date (unless we are in material breach of the Merger Agreement as of such date); and

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  for a period of time equivalent to the period by which the latest time and date for acceptance of, and payment in full for, Parent's new ordinary shares to be issued in connection with the Right Issue (the "Rights Acceptance Date") is required to be extended, in the event that a supplementary prospectus is required to be published by Parent during the period starting from Rights Admission and ending on the Rights Acceptance Date and the publication of such supplementary prospectus requires the Rights Acceptance Date to be extended beyond 6:00 am Eastern time on August 23, 2016 pursuant to Section 87Q of the UK Financial Services and Markets Act 2000 (as amended, modified or re-enacted from time to time).

The Offer Price

        The Offer Price for each Share is $86.00 per Share in cash, without interest, subject to any withholding of taxes required by applicable law.

The Merger

        The Merger Agreement provides that, promptly following the consummation of the Offer, the Purchaser, Parent and the Company will take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the consummation of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. If the aforementioned conditions are met and the Merger is effected pursuant to Section 251(h) of the DGCL, the Merger will take place without a vote or any further action by the stockholders of the Company. At the closing, we and the Company will file a certificate of merger with the Delaware Secretary of State and such other filings or recordings as are required by Delaware Law in connection with the Merger. The Merger will become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State or such later time as we, Parent and the Company may agree and as specified in the certificate of merger. At the Effective Time, we will be merged with and into the Company in accordance with Delaware Law, whereupon our separate existence will cease and the Company will be the surviving corporation. The surviving corporation will possess all of the rights, powers, privileges and franchises, and be subject to all of the claims, obligations, liabilities, debts and duties of the Purchaser and the Company.

        Merger Closing Conditions.    The respective obligations of the Purchaser, Parent and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

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  We have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not properly withdrawn pursuant to the Offer; and

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  No law or order has been enacted, issued, promulgated, enforced or entered which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (provided that we, Parent and the Company used commercially reasonable efforts to oppose any such action by a government authority).

        Merger Consideration.    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, without interest, except for Shares (i) then-owned by Parent or the Purchaser, or held in treasury by the Company, which will be cancelled and no payment made with respect thereto, or (ii) held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of the DGCL (unless such stockholder fails to perfect, withdraws, waives or loses the right to appraisal).

Treatment of Options and Restricted Stock Awards

        Company Options.    Immediately prior to the Effective Time, each outstanding and unexercised option to purchase Shares (each, a "Company Option") whether vested or unvested, granted under the equity plan of the Company (the "Company Stock Plan") will be cancelled by virtue of the Merger, and without any action on the part of any holder of a Company Option, in consideration for the right to receive a cash payment equal to the product of (i) the total number of Shares (whether vested or unvested) subject to such Company Option as of the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Option as of the Effective Time (such amounts payable hereunder being referred to as the "Option Cash Payments"). The Option Cash Payments will be paid promptly (and in any event within 10 business days) following the Effective Time, without interest, less applicable taxes required to be withheld.

        Company Restricted Stock Awards.    Immediately prior to the Effective Time, each share of restricted stock award (each, a "Company RSA") granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time will be cancelled by virtue of the Merger and without any action on the part of any holder of any Company RSA, in consideration for the right to receive a cash payment equal to the product of (i) the total number of Shares subject to such Company RSA (or in the case of a Company RSA subject to performance-based vesting, 50% of the number of shares subject to such Company RSA) as of the Effective Time and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the "RSA Cash Payments"). The RSA Cash Payments will be paid promptly (and in any event within 10 business days) following the Effective Time, without interest, less applicable taxes required to be withheld.

Representations and Warranties

        Parent, the Purchaser and the Company each made a number of customary representations and warranties in the Merger Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Merger. Parent, the Purchaser and the Company made representations and warranties as to:

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  corporate organization, standing and power;

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  authorization of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, by the respective companies;

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  the lack of conflicts and required filings and consents;

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  compliance with applicable laws and regulatory approvals required to complete the Offer and the Merger;

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  absence of material litigation;

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  absence of untrue statements of material fact or omissions of material fact in the offer documents and Schedule 14D-9 to be filed with the SEC;

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  there being no other representations or warranties; and

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  a disclaimer of other representations and warranties.

        In addition, the Company made customary representations and warranties as to:

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  capitalization;

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  permits and licenses required to conduct business and general compliance with applicable laws;

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  filings and reports with the SEC and financial statements;

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  internal controls over financial reporting and the maintenance of disclosure controls and procedures;

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  absence of undisclosed liabilities;

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  absence of certain changes or events;

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  employee matters and benefit plans;

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  labor and other employment matters;

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  intellectual property;

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  tax matters;

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  material contracts;

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  the opinion of the Company's financial advisor;

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  the use of brokers;

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  real property;

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  insurance;

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  environmental matters;

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  anti-corruption and anti-bribery;

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  sanctions;

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  no shareholder rights plan; takeover statutes; and

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  no transactions with affiliates.

        In addition, Parent and the Purchaser made customary representations and warranties as to:

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  the availability of funds to complete the Offer;

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  the solvency of Parent, the Purchaser and the surviving corporation after the Merger;

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  Parent's ownership of the Purchaser's common stock;

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  Parent shareholder approval being the only vote of securityholders of Parent required;

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  the operations of the Purchaser; and

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  no ownership of shares of the Company.

        The representations and warranties asserted in the Merger Agreement will not survive the consummation of the Offer.

Covenants

Conduct of the Company Business Pending the Merger

        The Merger Agreement provides that, subject to limited exceptions, until the Effective Time, the Company will, unless Parent consents in writing otherwise (which consent will not be unreasonably withheld, conditioned or delayed), conduct the business of the Company and its subsidiaries only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to keep available the services of the current officers and key employees, to preserve its goodwill and relationships with governmental authorities, material customers and material suppliers, material landlords and licensors. The Merger Agreement also expressly restricts the ability of the Company to take the following actions without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) except as required by applicable law or as expressly permitted by the Merger Agreement:

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  amend the certificate of incorporation or bylaws or any similar organizational documents of the Company or its subsidiaries;

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  split, combine, subdivide, reclassify, purchase, redeem, repurchase or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of the Company's or its subsidiaries' capital stock, any right to receive cash based on the value of the Company or its subsidiaries' capital stock, or any options, warrants, convertible or exchangeable securities, stock-based performance units, equity awards denominated in shares of the Company's capital stock or other rights of any kind to acquire any shares of the Company's or its subsidiaries' capital stock or other rights to receive any economic interest of a nature accruing to the holders of Shares; provided, however, that (i) the Company may issue shares upon exercise or vesting of any Company Option or Company RSA outstanding as of the date of the Merger Agreement and (ii) the Company may acquire shares of capital stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Options and vesting of Company RSAs, in each case, existing on the date of the Merger;

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  declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company's or any of its subsidiaries' capital stock, other than dividends or other distributions paid by any direct or indirect wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company;

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  except as required pursuant to any Company benefit plan in effect as of the date of the Merger Agreement or as required by applicable law, (i) increase the compensation or other benefits payable or to become payable to directors, executive officers, employees or independent contractors of the Company or any of its subsidiaries, other than such increases to employees having a title below "Executive Role" (as defined below) in the ordinary course of business consistent with past practice not to exceed an aggregate increase of 3%, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Company or any of its subsidiaries, other than payments of severance benefits pursuant to any Company benefit plan (including, for the avoidance of doubt, the Company's U.S. Severance Guidelines as in effect on the date of the Merger Agreement or existing non-U.S. severance arrangements or programs), (iii) enter into any employment or severance agreement with any employee of the Company or any of its subsidiaries (other than (x) in the ordinary course of business with an employee having a title below "Executive Role" as defined in the Company's U.S. Severance Guidelines as in effect as of the date of the Merger Agreement) or (y) if terminable on less than thirty (30) days' notice without an express entitlement to the payment of severance benefits), (iv) hire any employee or retain any individual consultant with annual target cash compensation in excess of $400,000, (v) grant to any current or former director, executive officer, employee or independent contractor of the Company or any of its subsidiaries any equity or equity-based award, (vi) establish, adopt, amend, enter into, or terminate any Company benefit plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, or (vii) adopt, enter into, establish, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees, deliver, sell, grant pledge, transfer, subject to any lien, or otherwise encumber or dispose of any Share or any securities convertible into Shares or other equity interests in the Company or any of its subsidiaries, subject to a limited exception permitting the exercise of Company Options outstanding as of the date of the Merger Agreement;

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  grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of the Company's or its subsidiaries' capital stock or any right to receive cash based on the value of its subsidiaries' capital stock;

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  acquire or permit its subsidiaries to acquire (including by merger, consolidation, or acquisition of stock or assets) any entity, business or material portion of the assets of any person;

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  (i) incur any financial indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, except for (A) debt incurred pursuant to the Company's credit agreements in existence on the date of the Merger Agreement, and in no event in excess of $50,000,000 in the aggregate, and (B) any indebtedness among the Company and its Subsidiaries, or (ii) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any such indebtedness, debt securities or warrants or other rights;

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  (i) terminate, modify or amend any material contract or material lease of the Company other than the expiration or renewal of any material contract or material lease in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a material contract or material lease of the Company if entered into prior to the date of the Merger Agreement, except in the ordinary course of business consistent with past practice or so long as such material contract or material lease is terminable for convenience without any penalty, (ii) waive in any material respect any term of, or waive any material default under any material contract, or (iii) enter into any contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the consummation of the Offer, the Merger, or the other transactions contemplated by the Merger Agreement (including in combination with any other event or circumstance);

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  make any material change to its methods of accounting for financial accounting purposes in effect at December 31, 2015, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable law;

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  except for transactions among the Company and its subsidiaries or among the Company's subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage, abandon or allow to lapse or otherwise encumber or permit to be subject to any lien (other than permitted liens) or otherwise dispose of any material portion of its properties, rights or assets other than sale of goods in the ordinary course of business consistent with past practice or pursuant to any contract or other legal obligation existing as of the date of the Merger Agreement (and after providing Parent prior written notice of such contract or obligation);

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  make any loans, advances or capital contributions to or investments in any other person (other than the Company's subsidiaries) in excess of $1,000,000 in the aggregate other than pursuant to any contract or other legal obligation existing as of the date of the Merger Agreement (and after providing Parent prior written notice of such contract or obligation);

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  make or change or revoke any material tax election, change any method of tax accounting, change any tax accounting period, file any material amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, enter into any closing agreement with respect to any material tax, agree to an extension or waiver of the statute of limitations with respect to a material tax claim or assessment or surrender any claim for a refund of a material amount of taxes;

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  adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than the Merger;

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  settle, pay, discharge or satisfy any claim, action, suit, proceeding or investigation against or regarding the Company or any of its subsidiaries, whether civil, criminal, administrative or investigative, other than routine matters in the ordinary course of business or settlements that involve only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate (excluding from such dollar thresholds amounts covered by any third-party indemnification provision in favor of the Company or any of its subsidiaries to the extent supported by available escrowed funds or covered by any insurance policy of the Company or any of its subsidiaries);

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  amend in a manner that adversely impacts in any material respect the ability to conduct its business, or allow to lapse, any material Company permits;

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  fail to maintain in full force and effect material insurance policies of the Company and its properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects;

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  enter into any collective bargaining agreement, except as required by applicable law;

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  make any capital expenditure that is not contemplated by the Company's capital expenditure budget, subject to certain exceptions;

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  enter into any new line of business; or

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  announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

No Solicitation

        From and after the date of the Merger Agreement, the Company has agreed that it and its subsidiaries will, and it will use its reasonable best efforts to cause its and their representatives to, immediately cease any discussions or negotiations with any third party that may be ongoing with respect to a Competing Proposal (as defined below), and promptly revoke or withdraw access of any person other than Parent or its Representatives to any data room containing any non-public information with respect to the Company or its subsidiaries previously furnished with respect to a Competing Proposal and instruct each person that has executed a confidentiality agreement (other than Parent and its representatives) relating to a Competing Proposal promptly to return or destroy all information, documents, and materials relating to the Competing Proposal, the Company or its subsidiaries. From the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, the Company has agreed that it and its subsidiaries will not, directly or indirectly:

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  solicit, initiate or knowingly facilitate or encourage any inquiry or proposal with respect to the making of a Competing Proposal;

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  participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with any person with respect to, any Competing Proposal, or engage in discussions with any person with respect to any Competing Proposal;

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  approve or recommend any Competing Proposal, or enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal;

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  take any action to make the provisions of any takeover statute or regulation or any applicable anti-takeover provision in the Company's organizational documents inapplicable to a Competing Proposal; or

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  resolve or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Proposal.

        If, at any time on or after the date of the Merger Agreement and prior to the Termination Intent Notice Deadline, the Company receives an unsolicited bona fide written Competing Proposal that did not result from a breach of the Merger Agreement, (i) which constitutes a Superior Proposal or (ii) which the Company's board of directors determines in good faith after consultation with the Company's outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish information to the third party making such Competing Proposal (provided, that substantially concurrently the Company makes available such information to Parent to the extent such information was not previously made available to Parent) and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal, in each case of clauses (x) and (y), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than the confidentiality agreement with Parent; provided, however, that such confidentiality agreement need not include any standstill or similar provision; and provided further, however, as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Parent of such determination of the Company Board pursuant to clauses (i) or (ii) above.

        If the Company receives a Competing Proposal from and after the date of the Merger Agreement, the Company is required to notify Parent of the receipt of any Competing Proposal, and (A) if it is in writing, deliver to Parent a copy of such Competing Proposal and any related draft agreements and other written materials and the identity of the person making such Competing Proposal or (B) if oral, provide to Parent a detailed summary of the material terms and conditions of the Competing Proposal including the identity of the person making such Competing Proposal. The Company is required to keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal. The Company has agreed that it and its Subsidiaries will not enter into any confidentiality agreement following the date of the Merger Agreement that prohibits the Company from providing such information to Parent or otherwise complying with the terms of the Merger Agreement.

        As used in the Merger Agreement, "Competing Proposal" means any bona fide proposal (other than a proposal or offer by Parent or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (y) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the subsidiaries of the Company that constitute or account for (x) more than 20% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 20% of the fair market value of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

        A "Superior Proposal" is a Competing Proposal made after the date of the Merger Agreement (with all percentages in clause (i) of the definition of Competing Proposal increased to fifty percent (50%) and clause (ii) of such definition being deemed to refer to any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the subsidiaries of the Company that constitute all or substantially all of the assets of the Company and its subsidiaries, taken as a whole) that did not result from a breach of the non-solicitation provisions of the Merger Agreement and that is fully financed on terms that the Company's board of directors determines in good faith, after consultation with the Company's outside financial and legal advisors, would be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement, after taking into account any proposal by Parent in writing to amend or modify the terms of the Merger Agreement and all factors the Company's board of directors acting in good faith considers to be appropriate, including (i) the identity of the person making such Competing Proposal and (ii) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Competing Proposal.

Company's Board of Directors' Recommendation and Actions

        The Merger Agreement provides that the Company will file a tender offer solicitation/recommendation statement on Schedule 14D-9 that includes a statement that the Company's Board of Directors unanimously adopted resolutions: (i) declaring that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, are in the best interests of the Company stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, and (iii) recommending the Company's stockholders that they accept the Offer and tender their shares to the Purchaser in the Offer (the "Company Recommendation").

        Except as expressly permitted by the terms of the Merger Agreement, the Company has agreed in the Merger Agreement that neither its board of directors nor any committee of the board of directors may:

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  withdraw or withhold, amend, modify or qualify in any manner adverse to Parent or the Purchaser the Company Recommendation or make any public announcement inconsistent with the Company Recommendation or publicly propose to do any of the foregoing;

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  approve, adopt, endorse, or recommend any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal (it being understood that the Company may make any factually accurate public statement that solely describes the Company's receipt of a Competing Proposal and the operation of this Agreement with respect thereto or any "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act provided that any such disclosure includes the Company Recommendation without disclosing or effecting a Company Change of Recommendation);

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  following the date any Competing Proposal or any material modification thereto is first made public, sent or given to the stockholders of the Company, fail to issue a press release that expressly reaffirms the Company Recommendation within five (5) Business Days following the Company's receipt of Parent's written request to do so (which request may only be made once with respect to any such Competing Proposal and each material modification thereto);

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  fail to include its recommendation of the Offer and the Merger in the Schedule 14D-9 to be filed by the Company; or

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  cause or permit the Company to enter into any agreement regarding or providing for any Competing Proposal other than an acceptable confidentiality agreement or requiring the

    Company to abandon, terminate, materially delay or fail to consummate the transactions contemplated by the Merger Agreement (any of the above actions being referred to as a "Company Change of Recommendation").

        Despite the foregoing, the Merger Agreement provides that:

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  at any time before the Purchaser's acceptance of the Offer, if an event, fact, circumstance, development, change or occurrence (other than a Competing Offer) that materially affects the business, assets or operations of the Company and that is unknown to the Company board of directors as of the date of the Merger Agreement and reasonably should not have been known as of the date of such date (a "Company Intervening Event") becomes known to the Company's board of directors, the Company's board of directors may make a Company Change of Recommendation, if the Company's board of directors has determined in good faith after consultation with the Company's outside legal advisors that the failure of the Company Board to make such Company Change of Recommendation would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable Law; provided, however, that such Company Change of Recommendation may only be made (i) if the Company provided prior written notice to Parent in advance of its intention to make a Company Change of Recommendation, including a description of the Company Intervening Event and the reasons for the Company Change of Recommendation (it being understood that the delivery of such notice shall not, in and of itself, be deemed a Company Change of Recommendation) and (ii) at a time that is after the third (3rd) business day following the Company's delivery to Parent of such notice, during which time Parent is entitled to deliver to the Company one or more proposals for amendments to this Agreement and, if requested by Parent, the Company negotiates with Parent in good faith with respect thereto, if the Company's board of directors determines in good faith, after consultation with the Company's outside legal advisors, taking into account all amendments or revisions to the Merger Agreement proposed by Parent, that the failure of the Company's board of directors to make such Company Change of Recommendation still would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable law; or

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  if at any time prior to 2:00 p.m., Eastern time, on August 6, 2016 (the "Termination Intent Notice Deadline"), the Company receives a Competing Proposal which the Company's board of directors determines in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal, then the Company's board of directors may cause the Company to terminate the Merger Agreement and enter into a binding written agreement with respect to such Superior Proposal at any time prior to (but not after) 11:59 p.m. (Eastern time) on Saturday, August 6, 2016 (the "Window Shop Deadline"); provided, however, that such termination is only be effective if: (i) the Company (x) complied with its obligations with respect to its non-solicitation covenant under the Merger Agreement in all material respects and (y) provided prior written notice to Parent no later than the Termination Intent Notice Deadline of the Company's intention to terminate the Merger Agreement, which notice shall include the terms of the Superior Proposal, including the final draft of the proposed agreement and the identity of the person making such Competing Proposal (the "Termination Intent Notice"); (ii) except to the extent provided in the Merger Agreement, during the three (3) business day period immediately following the Company's delivery to Parent of the Termination Intent Notice (the "Negotiation Period"), the Company, if requested by Parent, negotiated in good faith with respect to any proposals for amendments to the Merger Agreement made by Parent, (iii) within one (1) business day following the expiration of the Negotiation Period, the Company's board of directors has determined in good faith, after consultation with the Company's outside legal and financial advisors, taking into account all amendments or revisions to the Merger Agreement proposed by Parent, that the Competing Proposal remains a Superior Proposal; (iv) the

    Company has paid the Company Termination Fee to Parent upon the termination of the Merger Agreement in accordance with the terms of the Merger Agreement (in the event the Merger Agreement is terminated on August 6, 2016, the Company Termination Fee shall be payable on August 8, 2016); and (v) the Company enters into such agreement relating to the Superior Proposal substantially concurrently with the termination of the Merger Agreement (and in any event prior to the Window Shop Deadline). Any material amendment to such Competing Proposal, including any revision to price, shall require the Company to deliver to Parent a new Termination Intent Notice and again comply with the foregoing requirements with respect to such revised Competing Proposal; provided, however, that in the case of such material amendment delivered after the initial Negotiation Period, the subsequent Negotiation Period shall expire one (1) Business Day following the date of Parent's receipt of such new Termination Intent Notice with respect to such revised Competing Proposal. For the avoidance of doubt, (i) a new Termination Intent Notice may not be made after the Termination Intent Notice Deadline, and (ii) the Company may simultaneously give notice of its intention both to make a Company Change of Recommendation and to terminate the Merger Agreement to enter into an agreement relating to a Superior Proposal and the foregoing notice and negotiation periods may pass simultaneously.

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  In the event that the Company provides a Termination Intent Notice to Parent prior to the Termination Intent Notice Deadline and the Negotiation Period with respect to such Termination Intent Notice would not otherwise expire prior to the Window Shop Deadline, then: (i) the Negotiation Period shall expire at 7:00 p.m., Eastern time, on August 6, 2016; and (ii) the determination to be made by the Company's board of directors must be made in advance of the Window Shop Deadline. In the event that, in accordance with applicable terms of the Merger Agreement, the Company's board of directors causes the Company to terminate the Merger Agreement on August 6, 2016, it shall be a condition subsequent to the effectiveness of such termination that the Company has paid the Company Termination Fee to Parent on August 8, 2016.

Parent General Meeting; Parent Change of Recommendation

        The Merger Agreement provides that Parent will (i) publish the prospectus in connection with the Rights Issue and readmission of Parent's ordinary shares for trading on the London Stock Exchange; (ii) to prepare and publish any supplementary prospectus required in relation to the prospectus required by applicable law without undue delay after any such requirement arises; (iii) to send a circular to its shareholders in connection with the Offer and the Rights Issue proposing (and validly convening the Parent shareholder meeting for the purpose of considering) the certain shareholder resolutions in connection with the Offer; (iv) the Parent circular shall correspond to the agreed Parent circular; (v) if any supplementary circular or document is required to be published in connection with the Offer and the Rights Issue, to prepare and publish such supplementary circular without undue delay after any such requirement arises; (vi) that it shall publish the prospectus no later than July 6, 2016 and post the Parent circular to the Parent's shareholders as soon as reasonably practicable and, in any event, no later than the first business day after the date of the Merger Agreement, in each case in accordance with law; (vii) to convene the Parent shareholder meeting for a date that is not later than July 25, 2016; (viii) to procure that such persons within Parent as the UK Listing Authority may require accept responsibility for all the information in the prospectus, any supplementary prospectus, the Parent circular and any supplementary circular; (ix) to use its best efforts to procure that the conditions to the Underwriting Agreement are satisfied as soon as reasonably practicable; (x) to use its best efforts to procure that the conditions to the New Facilities Agreement (as defined in the Merger Agreement) are satisfied as soon as reasonably practicable; (xi) to comply with all of its obligations under the Underwriting Agreement and New Facilities Agreement in a timely manner and without the Company's consent, not amend or waive any provision of the Underwriting Agreement or the New Facilities

Agreement or to terminate the Underwriting Agreement or the New Facilities Agreement if such amendment or waiver could reasonably be expected to be prejudicial to the best interests of the Company and its shareholders.

        Parent has also agreed Company that provided there has been no Company Change in Recommendation, the Parent circular will contain an unqualified statement by the board of directors of Parent (i) that the Parent board has determined that the Offer is in the best interests of Parent shareholders as a whole, and (ii) recommending that shareholders vote in favor of the Parent resolutions (the "Parent Recommendation").

        Except as otherwise provided in the Merger Agreement, neither the Parent board of directors nor any committee thereof may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to the Company the Parent Recommendation or make any public announcement inconsistent with the Parent Recommendation, or publicly propose to do any of the foregoing, (ii) fail to include the Parent Recommendation in the Parent circular, (iii) not publish the Parent circular and the prospectus substantially in the agreed forms by July 6, 2016 or not hold the Parent shareholders meeting on or prior to July 25, 2016 (other than (A) where the same results from a breach by the Company of its obligations under the Merger Agreement, (B) as a consequence of an event that can reasonably be considered to be a force majeure event or an emergency adjournment, provided that the meeting is promptly reconvened and Parent complies with certain obligations under the Merger Agreement or (C) as the Company and Parent may otherwise agree); (iv) cause or allow the Purchaser not to file the offer documents with respect to the Offer with the SEC on or before July 11, 2016 (other than (A) where the same results from a breach by the Company of its obligations under the Merger Agreement, (B) as a consequence of an event that can reasonably be considered to be a force majeure event or emergency, provided that such offer documents are then published as soon as reasonable practicable or (C) as the Company and Parent may otherwise agree); or (v) except as expressly contemplated in the Merger Agreement cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle requiring Parent to abandon, terminate, materially delay or fail to consummate the transactions contemplated by this Agreement (any action described in clause (i), (ii), (iii), (iv) or (v), whether taken by Parent, the Parent's board of directors or any committee thereof, being referred to as a "Parent Change of Recommendation").

        Nothing in the Merger Agreement prevents the Parent board of directors from making a Parent Change of Recommendation, if at any time prior to the time the Parent Shareholder Approval is obtained, an event, fact, circumstance, development, change or occurrence that is a Company Material Adverse Effect or that materially affects the business, assets or operations of Parent and that is unknown to the Parent board of directors as of the date of the Merger Agreement and reasonably should not have been known as of the date of the Merger Agreement (such event, fact, circumstance, development, change or occurrence, a "Parent Intervening Event") becomes known to the Parent board of directors, and the Parent board of directors has determined in good faith after consultation with Parent's outside legal advisors that the failure of the Parent board of directors to make such Parent Change of Recommendation would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable law; provided, however, that such Parent Change of Recommendation may only be made (i) if Parent provided prior written notice to the Company in advance of its intention to make a Parent Change of Recommendation, including a description of the Parent Intervening Event and the reasons for the Parent Change of Recommendation (it being understood that the delivery of such notice shall not, in and of itself, be deemed a Parent Change of Recommendation) and (ii) at a time that is after the third (3rd) business day following Parent's delivery to the Company of such notice, during which time the Company is entitled to deliver to Parent one or more proposals for amendments to the Merger Agreement and, if requested by the Company, Parent shall negotiate with the Company in good faith with respect thereto, if the Parent board of directors determines in good faith, after consultation with Parent's outside legal advisors, taking into account all amendments or revisions to the Merger Agreement proposed by the Company, that the failure of the Parent board of directors to make such Parent Change of Recommendation still would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable law. Parent will be entitled to adjourn the Parent shareholder meeting in accordance with the Merger Agreement in the event that such notice referred to in the preceding sentence is delivered three business days or less prior to the date of the Parent shareholder meeting.

Antitrust Laws

        The Merger Agreement provides that Parent, the Purchaser and the Company will cooperate with each other and use reasonable best efforts to take or cause to take all actions and to assist and cooperate in doing all things necessary, proper or advisable to obtain all requisite approvals and authorizations for the transactions contemplated by the Merger Agreement under any applicable antitrust laws, which includes making all necessary fillings and submissions required and paying any fees due under applicable laws, including those required to obtain the Rights Admission and Readmission, and the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger. Pursuant to the terms of the Merger Agreement, Parent and the Company must make premerger filings under the (i) HSR Act with the Federal Trade Commission, or the "FTC," the Antitrust Division of the U.S. Department of Justice, or "DOJ," and (ii) the federal Competition Act of Canada, on or before July 13, 2016.

        Each of Parent, the Purchaser and the Company agree to use reasonable best efforts to take promptly all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by the Merger Agreement as promptly as practicable. Each of Parent, the Purchaser and the Company shall respond as promptly as practicable to any inquiries received from any governmental authority under any antitrust laws for additional information or documentation and to all inquiries and requests received from any governmental authority.

        Each of the parties hereto will (i) keep the others informed of any developments with any governmental authority in respect of any filings, investigation or inquiry concerning the Offer or the Merger, (ii) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions, and (iii) cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the Merger Agreement. Each party shall promptly inform the other parties of any oral communication with any governmental authority regarding any filings therewith or the transactions contemplated hereby.

Employee Matters

        For a period of six months following the Effective Time, the surviving corporation will provide, or will cause to be provided, to those current employees of the Company and its subsidiaries who continue to as employees of the surviving corporation or Parent following the Effective Time (i) base wages or salaries at a rate not less than the rate of such base wages or salaries in effect immediately prior to the Effective Time, (ii) target incentive compensation opportunities (including equity and equity-based incentive compensation opportunities, for purposes of measuring such opportunities only) that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time and (iii) employee benefits (including retirement, health, welfare and fringe benefits) that are substantially comparable in the aggregate to those provided to such continuing employees under the Company benefit plans as in effect at the Effective Time.

        Parent shall, and shall cause the surviving corporation to: (i) waive any applicable pre-existing condition exclusions following the Effective Time to the extent such exclusion were inapplicable to such employee prior to the Effective Time under the relevant Company benefit plan in which such employee participated; (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company benefit plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) to the extent that any continuing employee is eligible to participate in any employee benefit plan of Parent, the surviving corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such continuing employee with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits (but not for benefit accrual under any defined benefit plan) provided that the foregoing does not result in any duplication of benefits for the same period of service.

        If on or during the two-year period following the time at which the Purchaser accepts for payment shares of Common Stock tendered and not properly withdrawn pursuant to the Offer (the "Acceptance Time") events occur that would give rise to eligibility for severance payments or benefits to a continuing employee under the Company's existing severance policy in accordance with its terms, Parent or the surviving corporation shall provide or cause to be provided to each such continuing employee the severance payments and benefits that such continuing employee would have received under the severance policy.

Indemnification and Insurance

        In the Merger Agreement, Parent has agreed that for a period of six years after the Effective Time, all existing rights to exculpation and indemnification and advancement of expenses of the Company's officers and directors provided in the Company's certificate of incorporation or bylaws with the Company will survive the Merger and continue in full force and effect. In addition, for a period of six years after the Effective Time, Parent and the Purchaser have agreed to not amend, repeal or otherwise modify any provisions of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its subsidiaries as in effect on the date of the Merger Agreement and any indemnification agreement of the Company or its subsidiaries or other applicable contract that has been made available to Parent as in effect on the date of the Merger Agreement in any manner that would adversely affect the rights thereunder of any indemnitee.

        Prior to the Effective Time, the Company will, in consultation with Parent, or, if the Company is unable to, Parent will cause the surviving corporation as of the Acceptance Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies, for a period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with terms, conditions, retentions and limits of liability that are no less favorable than (and otherwise comparable to) the coverage provided under the Company's existing policies; provided, that the premium for such "tail" insurance does not exceed 300% of the annual premium currently paid by the Company. If the Company or the surviving corporation for any reason fails to obtain such "tail" insurance policies as of the Effective Time, (i) the surviving corporation is required to continue to maintain in effect, for a period of at least six years from and after the Effective Time, such insurance in place as of the date of the Merger Agreement with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier, with terms that are no less favorable than the coverage provided under the Company's existing policies, or (ii) Parent will provide, or cause the surviving corporation to provide, for a period of not less than six years after the Effective Time, the directors and officers who are insured under the Company's insurance with comparable insurance that provides coverage for acts or omissions occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier, that is no less favorable than the existing policy of the Company; provided, however, that Parent and the surviving corporation will not be required to pay an annual premium for the such insurance in excess of 300% of the annual premium currently paid by the Company for such insurance.

Repayment of Indebtedness

        The Company will use commercially reasonable efforts to facilitate the prepayment and redemption of its credit agreements and other existing financing on or following the Effective Time (as requested by the Parent). At the request of the Parent, the Company will deliver all notices and take all other actions to facilitate such prepayment and redemption, provided, that the Company or any of its subsidiaries will not be required to cause such prepayment or redemption unless the Effective Time shall occur substantially concurrently and the Company or its subsidiaries have received funds from Parent to pay in full all principal, interest, prepayment premiums and other similar obligations related to any relevant indebtedness as of the anticipated Effective Time.

Conditions of the Merger

        The obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

  •
  the Purchaser has accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not properly withdrawn in the Offer; and

  •
  No law or order has been enacted, issued, promulgated, enforced or entered which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (provided that Parent, Purchaser and the Company used commercially reasonable efforts to oppose any such action by a government authority).

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Offer abandoned at any time following:

  •
  by mutual written agreement of the Company and Parent at any time prior to the Acceptance Time.

  •
  by either Parent or the Company if:

  •
  at any time prior to the consummation of the Offer and after October 6, 2016, if the consummation of the Offer has not occurred by such date (provided, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the failure of the Offer not being consummated by such date);

  •
  any court or governmental authority issues any final and non-appealable decree, judgment or order, or takes any other action permanently restraining, enjoining or otherwise prohibiting, (i) if prior to the consummation of the Offer, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) if prior to the Effective Time, the Merger (provided, that the party seeking termination will have used reasonable best efforts to remove such decree, judgment, order, or other action, and provided, further, that such termination right will not be available to the party seeking termination if the issuance of such order was due to such party's failure to perform any of its obligations with respect to obtaining consents under the Merger Agreement);

    •
    if the Parent shareholder approval is not obtained; or

    •
    the Underwriting Agreement is terminated, provided that Parent does not have the right to terminate if Parent or Nevada Corp. materially breached any of its covenants, agreements, representations or warranties in the Merger Agreement and such breach has not been cured.

  •
  By Parent, if, prior to the consummation of the Offer,

  •
  a Company Change of Recommendation has occurred;

  •
  the Company breaches in any material respect its obligations under the terms of the non-solicitation covenant of the Merger Agreement;

  •
  the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would result in the failure of the conditions to the Offer with respect representations and warranties of the Company being true and correct and with respect to compliance with covenants, and Parent delivers written notice of such breach to the Company and either such breach is not capable of cure or has not been so cured within thirty calendar days of delivery of such notice (provided that Parent shall not have the right to terminate the Merger Agreement, if Parent or the Purchaser has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured).

  •
  By the Company, if, prior to the consummation of the Offer:

  •
  prior to the adoption of the Parent's shareholder resolutions by Parent's shareholders, the Parent's board of directors shall have effected a Parent change in recommendation;

  •
  at any time prior to the Window Shop Deadline, the Company's board of directors accepts a Superior Proposal in compliance with the terms of the Merger Agreement and the Company enters into an agreement regarding such Superior Proposal and pays the applicable termination fee;

  •
  Parent or the Purchaser breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would result in a material adverse effect with respect to Parent, and the Company delivers written notice of such breach to Parent and either such breach is not capable of cure or has not been so cured within thirty calendar days of delivery of such notice (provided that the Company shall not have the right to terminate the Merger Agreement, if Company has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured);

  •
  the Purchaser shall have failed to have commenced the Offer by July 11, 2016 or terminates or makes a change in the Offer in violation of the terms of the Merger Agreement; or

  •
  the Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer in accordance with the terms of the Merger Agreement, and at such time all of the conditions and requirements of the Offer have been satisfied.

Termination Fee

        The Company has agreed to pay to Parent a termination fee of $50 million if:

  •
  (x) after the date of the Merger Agreement and prior to the date of the termination of the Merger Agreement, a Competing Proposal is publicly proposed or publicly disclosed and not publicly withdrawn, (y) the Merger Agreement is thereafter terminated by either the Company or Parent (provided Parent was not in material breach of the Merger Agreement and the Company breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform resulted in a failure of certain offer conditions and is not cured by the Company) because the consummation of the Offer has not occurred by the Outside Date and (z) within six months after such termination, the Company consummates or enters into a definitive agreement (which is later consummated) providing for a Competing Proposal (substituting 50% for the 20% thresholds in the definition of Competing Proposal for purposes of this subsection);

  •
  the Merger Agreement is terminated by Parent because the Company shall have effected a Company Change of Recommendation or the Company breached its obligations under the non-solicitation covenant in any material respect;

  •
  the Company's Board of Directors accepts a Superior Proposal in compliance with the Merger Agreement prior to the Window Shop Deadline, and the Company determines that it will enter into an agreement with respect to such Superior Proposal.

        The Parent has agreed to pay to the Company a termination fee of GBP 5,946,000 million if:

  •
  the Merger Agreement is terminated by the Company at any time prior to the adoption by Parent's shareholders of the Parent Resolutions, if the Parent board of directors shall have effected a Parent Change of Recommendation;

Extensions, Waivers and Amendments

        At any time prior to the Effective Time, Parent and the Purchaser, on one hand, and the Company, on the other hand, may, by action taken by or on behalf of their respective boards of directors, to the extent permitted by applicable law, (i) amend the Merger Agreement, (ii) extend the time for the performance of any of the obligations or acts of the other party under the Merger Agreement, (iii) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or (iv) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

Specific Performance

        Parent, the Purchaser and the Company are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled, at law or in equity.

Fees and Expenses

        Except as provided in Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Termination Fees" all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses, except as provided by the Expense Reimbursement Agreement and the filing fees under the HSR Act or any other antitrust laws will be borne equally by the Company and Parent.

Governing Law

        The Merger Agreement is governed by Delaware Law.

Conditions to the Offer

        See Section 15—"Conditions to the Offer."

Other Agreements

Confidentiality Agreement

        Under the Confidentiality Agreement, dated May 2, 2016, between Parent and the Company (the "Confidentiality Agreement"), any non-public information regarding the Company or any of its subsidiaries furnished to Parent or its representatives must, for a period ending the earlier of (i) two years from the date of the Confidentiality Agreement and (ii) the closing of the transactions contemplated by the Merger Agreement, be used solely for the purpose of evaluating a possible transaction involving the Company and kept confidential, except as provided in the Confidentiality Agreement. The Confidentiality Agreement also includes a standstill provision that, subject to certain exceptions, prohibits certain actions involving or with respect to the Company for a period ending eighteen months from the date of the Confidentiality Agreement.

        This description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which we have filed as Exhibit (d)(2) to the Schedule TO.

Tender and Support Agreements

        Concurrently with the execution and delivery of the Merger Agreement, on July 6, 2016, Ares, Gates Capital and Anchorage, who collectively owned approximately 68.7% of the outstanding Shares as of July 5, 2016, have each entered into a tender and support agreement with Parent and the Purchaser (collectively, the "Tender and Support Agreements"). Pursuant to the Tender and Support Agreements, such stockholders have agreed, subject to the terms and conditions set forth therein, among other things, to tender or cause to be tendered (and not withdraw) all of their Shares into the Offer.

        The Tender and Support Agreements terminate upon the earlier of (i) termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any modification, waiver or amendment to the Merger Agreement or the terms of the Offer is effected without the consent of such stockholders that, in each case, decreases the amount or changes the form of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of the Tender and Support Agreements, (iv) the Offer shall have terminated or the expiration date shall have occurred, in each case, without acceptance for payment of the subject Shares pursuant to the Offer (provided that this termination right shall only apply so long as the Company stockholder is not in breach of the Tender and Support Agreement) and (v) the mutual agreement of Parent and such stockholder of the Company.

        This description of the Tender and Support Agreements is qualified in its entirety by reference to such Tender and Support Agreements, which we have filed as Exhibits (d)(3), (d)(4) and (d)(5) to the Schedule TO.

Expense Reimbursement Agreement

        Parent and the Company are parties to an expense reimbursement agreement (the "Expense Reimbursement Agreement") dated May 20, 2016, whereby Parent agreed to reimburse the Company for the reasonable fees, costs and expenses of certain advisors in connection with the conversion of the Company's historical financial information to IFRS at Parent's request. The reimbursement obligation is capped at $2,500,000 subject to certain exceptions.

        This description of the Expense Reimbursement Agreement is qualified in its entirety by reference to such Expense Reimbursement Agreement, which we have filed as Exhibit (d)(6) to the Schedule TO.

12.   Purpose of the Offer; Plans for the Company.

Purpose of the Offer

        We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, the Company while allowing the Company's stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we and the Company have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with the DGCL.

        Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in the Company and will no longer participate in the future growth of the Company. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in the Company and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL.

Plans for the Company

        The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, following the consummation of the Offer, we will be merged with and into the Company and that, following the Merger and until thereafter amended, the certificate of incorporation and bylaws of the surviving corporation will be amended so as to read in their entirety in the forms attached to the Merger Agreement. From and after the Effective Time until their successors are duly elected or appointed, (i) the Purchaser's directors as of the Effective Time will be the directors of the surviving corporation and (ii) the officers of the Purchaser as of the Effective Time will be the officers of the surviving corporation. We will continue to evaluate the businesses and operations of the Company during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.

        Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Thereafter, we intend to review such information as part of a comprehensive review of the Company's businesses, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Parent's existing businesses. Parent and Purchaser will, both during the pendency of the Offer and following the consummation of the Offer and the Merger, consider various changes that may be desirable following the completion of the Merger.

        Following the Merger, all Shares will be delisted from the NASDAQ and deregistered under the Exchange Act.

        Except as described above or elsewhere in this Offer to Purchase, we do not have any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving the Company or any of its material subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its material subsidiaries, (iii) any material change in the Company's present dividend rate or policy or indebtedness or capitalization, (iv) any change in the Company's Board of Directors or management or (v) any other material change in the Company's corporate structure or business.

13.   Certain Effects of the Offer.

        Because the Merger will be effected under Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we and the Company have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the consummation of the Offer. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Market for Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Parent and its affiliates. Neither Parent nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published NASDAQ guidelines, NASDAQ would consider delisting the Shares if, among other things, the total number of holders of Shares falls below 400 or the number of publicly held Shares (as determined pursuant to NASDAQ rules) falls below 750,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

        If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors. Trading in the Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. As a result, the Company currently files periodic reports with the SEC on account of the Shares. The purchase of the Shares pursuant to the Offer is expected to in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would, assuming there are no other remaining public reporting obligations applicable to the Company, substantially reduce the information that the Company must furnish to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of the Company's affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral, subject to certain limitations. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which case the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of the Company," the Merger Agreement provides that, from the date of the Merger Agreement to the consummation of the Offer, without the prior written approval of Parent, the Company will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and distributions resulting from the vesting or exercise of Company Options or the vesting and settlement of Company RSAs outstanding on the date of the Merger Agreement).

15.   Conditions to the Offer.

        Notwithstanding any other provisions of the Offer or the Merger Agreement and in addition to the Purchaser's rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, we will not be required to accept for payment or pay, and may delay the acceptance for payment of, and the payment for, any validly tendered Shares (subject to any applicable rules and regulations of the SEC), if:

  •
  the Minimum Condition has not been satisfied at the Expiration Date;

    the Termination Condition has not been satisfied at the Expiration Date;

  •
  any waiting period under the antitrust laws as set forth in the Merger Agreement applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date;

  •
  there being any law, rule, regulation, order, judgement or decree entered, enacted, issued, promulgated, enforced or issued by any government, regulatory, judicial or administrative authority, agency or commission of competent authority which is in effect and has the effect of making the Offer or the Merger illegal, or otherwise prohibits, restrains or prevents the consummation of the Offer or the Merger (provided that Parent and the Purchaser have used commercially reasonable efforts to oppose such action by such authority);

  •
  (A) the representations and warranties of the Company relating to organization and qualification; subsidiaries (solely as it applies to the due incorporation and valid existence of the Company), certificate of incorporation and by-laws) (solely as it applies to the certificate of incorporation or the by-laws), capitalization (other than paragraph (a) of such representation), authority or brokers, shall not be true and correct in all material respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct in all material respects only as of such time), (B) the representations and warranties of the Company relating to capitalization (solely with respect to paragraph (a) of such representation) shall not be true and correct in all but de minimis respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) (C) the representations and warranties of the Company relating to no Company Material Adverse Effect shall not be true and correct in all respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time and (D) all of the remaining representations and warranties of the Company set forth in the Merger Agreement, without giving effect to materiality or "Company Material Adverse Effect" qualifications, shall not be true and correct when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct only as of such time) except with respect to this clause (D), where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  the Company shall have breached or failed to perform or to comply with, in any material respect, its obligations to be performed or complied with by it under the Merger Agreement on or prior to the consummation of the Offer and such breach or failure shall not have been waived by Parent or the Purchaser or cured by the Company;

  •
  since the date of the Merger Agreement, a Company Material Adverse Effect (or any event, development or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) shall have occurred and shall be continuing as of the Expiration Date;

  •
  the Purchaser shall have failed to receive a certificate of the Company, executed by an authorized officer of the Company, dated as of the Expiration Date, to the effect that none of the conditions set forth in the preceding three paragraphs have occurred;

  •
  the Company board of directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser the Company Recommendation or shall have made a Company Change of Recommendations;

  •
  Parent's shareholders shall not have approved (a) the acquisition of the Company by Parent for purposes of applicable listing rules, (b) a resolution to authorize the directors of Parent to allot securities of the Company pursuant to the Rights Issue in accordance with applicable law at a Parent shareholder meeting to be called for such purposes and (c) the authorization of Parent to cancel the listing of Parent's shares on the premium listing segment and to re-admit the listing of such shares on the standard listing segment with respect to the trading of Parent's shares on the London Stock Exchange;

  •
  the Rights Admission shall not have occurred; or

  •
  (A) any circumstance shall have occurred and be continuing that would have the effect of preventing readmission of Parent's ordinary shares for trading on the London Stock Exchange from occurring contemporaneously with the obligations of the Purchaser to accept for payment or pay for any validly tendered Shares or (B) Parent's application for Readmission shall not have been approved by the UK Listing Authority.

        The foregoing conditions, other than the Minimum Condition and the Termination Condition, are for the sole benefit of Parent and Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in writing in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. Any reference to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived in writing. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.   Adjustments to Prevent Dilution.

        In the event that, notwithstanding the Company's covenant to the contrary (See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of the Company"), between the date of the Merger Agreement and the Effective Time, if there is any change in the number of outstanding Shares as a result of reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price will be adjusted appropriately, and such adjustment to the Offer Price will provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

17.   Certain Legal Matters; Regulatory Approvals.

General

        Based on our review of publicly available filings by the Company with the SEC and other information regarding the Company, neither the Purchaser nor Parent are aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which may give us the right to not accept for payment and pay for Shares in the Offer. See Section 15—"Conditions to the Offer."

State Takeover Statutes

        A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business in such states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma antitakeover statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Section 203 of the DGCL restricts an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to the Purchaser and Parent because the Company's certificate of incorporation contains a provision that the Company shall not be governed by Section 203.

        We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Conditions to the Offer."

Going Private Transactions

        The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer.

Antitrust Compliance

HSR Act

        Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied and no orders have been issued prohibiting the transaction. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.

        Parent and the Company have each filed a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. The initial waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. (New York time) on July 21, 2016, prior to the initial expiration date of the Offer, unless the waiting period is terminated or extended by a request for additional information and documentary material from the FTC or the Antitrust Division prior to that time.

        The FTC and the Antitrust Division will consider the legality under the antitrust laws of Parent's proposed acquisition of Shares pursuant to the Offer. At any time before or after the Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While we believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer or the Merger.

Canadian Competition Act

        Part IX of the Canadian Competition Act requires that the Commissioner of Competition (the "Commissioner") be notified of certain classes of transactions that exceed the thresholds set out in Sections 109 and 110 of the said Act ("Notifiable Transactions") by the parties to the transaction. Under the Competition Act, the Offer and Merger constitute a single notifiable transaction and, as such, may not be completed before the expiration or earlier termination of the applicable waiting period after notice of the Offer and Merger, together with certain prescribed information, has been provided to the Commissioner, unless the Commissioner has issued an advance ruling certificate ("ARC") or has waived the notification obligation pursuant to subsection 113(c) of the Competition Act.

        Upon completion of the Commissioner's review, the Commissioner may decide to: (i) challenge the Merger and the Offer, if the Commissioner concludes that it is likely to substantially lessen or prevent competition; (ii) issue a letter to the Purchaser indicating that the Commissioner is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the Merger and the Offer at that time but that the Commissioner retains the authority to do so for one years after completion of the Offer and Merger (the "No-Action Letter"); or (iii) issue an ARC. Where an ARC is issued and the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

        On June 20, 2016, Melrose Industries PLC and Nortek, Inc. applied to the Commissioner for an ARC or a "No-Action" Letter. On June 30, 2016, the Commissioner issued an ARC.

Competition Laws of Other Jurisdictions

        Parent and the Company have assets and sales in numerous jurisdictions throughout the world in addition to the U.S. and Canada. Many of those jurisdictions have antitrust or competition laws that could require that notifications be filed and clearances obtained prior to completion of the Offer or the Merger. Appropriate filings will be made in those jurisdictions where it is determined that a filing is required.

        The antitrust or competition laws of certain jurisdictions outside of the U.S. and Canada permit relevant agencies to investigate and take proceedings in respect of transactions that are perceived to have an effect on competition in the jurisdiction. Although Parent does not anticipate that there will be any investigations or proceedings that would have a material impact on the completion of the Offer or the Merger, there can be no assurance that such investigations or proceedings will not be initiated and, if initiated, would not have a material adverse impact on the completion of the Offer or the Merger.

Appraisal Rights

        Holders of Shares will not have appraisal rights in connection with the Offer. However, if the Purchaser purchases Shares in the Offer, and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value as determined by such court in accordance with the DGCL. The "fair value" could be greater than, less than or the same as the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price).

        The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should carefully review the discussion of appraisal rights in the Schedule 14D-9 and Section 262 of the DGCL, attached as Annex C to the Schedule 14D-9, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

        The foregoing summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL.

        If you wish to exercise your appraisal rights, you must not tender your Shares in the Offer and must strictly comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

Stockholder Approval Not Required

        Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, inter alia, that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. Because the Tender and Support Agreements cover Shares in excess of the the Minimum Condition, if we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of the Company. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we and the Company have agreed to take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL, without any further action by the stockholders of the Company.

18.   Fees and Expenses.

        We have retained D.F. King & Co., Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.   Miscellaneous.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Parent not contained in this document or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, Parent, the Depositary, the Information Agent or any affiliate of any of them for the purpose of the Offer.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by the Company pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company's Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and the Company may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC's website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

        1.     Directors of Parent.

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director of Parent are set forth below. Parent does not have any separate executive officers; directors serve in either an executive or non-executive capacity. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. The business address of each director is Leconfield House, Curzon Street, London W1J 5JA, United Kingdom. Unless otherwise indicated, the titles referenced below refer to titles with Parent.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Christopher Miller	64	U.K.	Mr. Miller is the Executive Chairman of Parent. Mr. Miller qualified as a chartered accountant with Coopers & Lybrand, following which he was an Associate Director of Hanson plc. In September 1988 he joined the board of Wassall PLC as its Chief Executive. Between October 2000 and May 2003 he was involved in private investment activities. Mr Miller was appointed as an executive Director of Parent on September 30, 2015 and of the two previous holding companies of the group on May 29, 2003 and October 8, 2012, respectively.
David Roper	65	U.K.

Mr. Roper is the Executive Vice Chairman of Parent. Mr. Roper qualified as a chartered accountant with Peat Marwick Mitchell, following which he worked in the corporate finance divisions of S.G. Warburg, BZW and Dillon Read. In September 1988 he was appointed to the board of Wassall PLC and became its Deputy Chief Executive in 1993. Between October 2000 and May 2003 he was involved in private investment activities and served as a non-executive Director on the boards of two companies. Mr Roper was appointed as an executive Director of Parent on September 30, 2015 and of the two previous holding companies of the group on May 29, 2003 and October 8, 2012, respectively. He is currently also a director of E-ACT.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Simon Peckham	53	U.K.

Mr. Peckham is the Chief Executive of Parent and has served in that capacity since May 9, 2012. Mr. Peckham qualified as a solicitor in 1986. In 1990 he joined Wassall PLC and became an executive Director of Wassall PLC in 1999. From October 2000 until May 2003 he worked for the equity finance division of The Royal Bank of Scotland and was involved in several high profile transactions. Mr Peckham was appointed as an executive Director of Parent on September 30, 2015 and of the two previous holding companies of the Group on May 29, 2003 and October 8, 2012, respectively and served as its Chief Operating Officer from May 29, 2003 until May 2012. He is currently also a director of Eland Homes Limited.

Geoffrey Martin	48	U.K.

Mr. Martin is the Group Finance Director of Parent. Mr. Martin qualified as a chartered accountant with Coopers & Lybrand, where he worked within the corporate finance and audit departments. In 1996 he joined Royal Doulton PLC and was Group Finance Director from October 2000 until June 2005. During this time, he was involved in projects including raising public equity, debt refinancings and the restructuring and outsourcing of the manufacturing and supply chain. Mr Martin was appointed as an executive Director of Parent on September 30, 2015 and of the two previous holding companies of the group on July 7, 2005 and October 8, 2012, respectively.

John Grant	70	U.K.

Mr. Grant is senior non-executive director of Parent, having been appointed to that position in May 2016. Mr. Grant spent his executive career in a variety of senior international roles within the automotive industry and other engineering businesses. He was Chief Executive of Ascot Plc between 1997 and 2000. Prior to that, Mr Grant was Group Finance Director of Lucas Industries Plc (subsequently LucasVarity Plc) between 1992 and 1996. He previously held several senior strategy and finance positions with Ford Motor Company in Europe and the USA. Mr Grant was appointed as a non-executive Director of Parent on September 30, 2015 and of the two previous holding companies of the Group on August 1, 2006 and October 8, 2012, respectively. He is currently non-executive director of MHP S.A. and Augean PLC and is a director of a number of private companies.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Justin Dowley	61	U.K.

Mr. Dowley is a non-executive director of Parent. A chartered accountant, Mr. Dowley qualified with Price Waterhouse. Mr. Dowley has extensive experience within the banking, investment and asset management sector and was latterly Vice Chairman of EMEA Investment Banking, a division of Nomura International plc; he was also a founder partner of Tricorn Partners, Head of Investment Banking at Merrill Lynch Europe and a Director at Morgan Grenfell. Mr Dowley was appointed as a non-executive Director of Parent on September 30, 2015 and of the previous holding company of the Group on September 1, 2011. He is also currently Chairman of Intermediate Capital Group plc, a specialist investment and asset management company and is also a non-executive director of each of Scottish Mortgage Investment Trust PLC, Novae Group plc and the National Crime Agency and is also a director of a number of private companies.

Elizabeth Hewitt	59	U.K.

Ms. Hewitt is a non-executive director of Parent. Ms. Hewitt qualified as a chartered accountant with Arthur Andersen & Co. following which she held a variety of positions with Gartmore Investment Management, CVC and 3i Group plc. Between 2004 and 2011, Ms. Hewitt was the Group Director of Corporate Affairs for Smith & Nephew plc, following a secondment to the Department for Business, Innovation and Skills and the HM Treasury, where Ms. Hewitt worked to establish the The Enterprise Capital Fund. Ms. Hewitt was appointed as a non-executive director of Parent on September 30, 2015 and of the previous holding company of the Group on October 8, 2013. Ms. Hewitt is a non-executive director of Savills Plc and Novo Nordisk A/S and is a director of Silverwood Property Limited.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
David Lis	66	U.K.

Mr. Lis is a non-executive director of Parent. Mr. Lis began his career at NatWest and held positions at J Rothschild Investment Management and Morgan Grenfell, after which Mr. Lis founded Windsor Investment Management. Mr. Lis joined Norwich Union Investment Management in 1997 (later merging to form Aviva Investors), before becoming Head of Equities in 2012 and latterly Chief Investment Officer, Equities and Multi Assets, until his retirement in March 2016. Mr. Lis is also a director of The Investor Forum CIC and a non-executive director of Electra Private Equity PLC and BCA Marketplace plc. Mr. Lis was appointed as an independent non-executive director of Parent on May 12, 2016.

        2.     Directors and Executive Officers of the Purchaser.

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser or Parent. The business address of each director is Leconfield House, Curzon Street, London W1J 5JA, United Kingdom. Unless otherwise indicated, the titles referenced below refer to titles with Parent.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Jim Slattery	51	USA	A qualified public accountant, Mr. Slattery joined Melrose Industries PLC as Chief Operating Officer North America in 2005. Mr. Slattery is a director and the President of the Purchaser.
Matthew Nozemack	42	USA	A licensed attorney, Mr. Nozemack joined Melrose Industries PLC as General Counsel North America in 2010. Mr. Nozemack is a director, a Vice President and Secretary of the Purchaser.
Adam Westley	47	U.K.

A Chartered Secretary, Mr. Westley joined Melrose Industries PLC as Company Secretary in September 2013. Prior to joining Melrose, Mr. Westley was Deputy Group Secretary of Rio Tinto PLC from 2010 to 2013. Mr. Westley is a director and a Vice President of the Purchaser.

        ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF THE COMPANY OR SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:

The Depositary for the Offer is:

By First Class Mail:	By Registered, Certified or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        Questions or requests for assistance or additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to the Information Agent at their respective telephone numbers and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 796-7179
Email: ntk@dfking.com

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IMPORTANT
Table of Contents
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER
The Depositary for the Offer is
The Information Agent for the Offer is